Exhibit 10.10

$40,000,000 CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of [                ], 2011

by and among

CINE LATINO, INC.,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES

GENERAL ELECTRIC CAPITAL CORPORATION
as Agent,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner

ROYAL BANK OF CANADA,
as Syndication Agent

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		2
1.1	Defined Terms	2
1.2	Other Interpretive Provisions	32
1.3	Accounting Terms and Principles	33
1.4	Payments	34

ARTICLE II - THE CREDITS		34
2.1	Amounts and Terms of the Commitments	34
2.2	Notes	34
2.3	Interest	34
2.4	Loan Accounts	35
2.5	[Intentionally Omitted]	36
2.6	Conversion and Continuation Elections	36
2.7	Optional Prepayments	37
2.8	Mandatory Prepayments of Loans	37
2.9	Fees	40
2.10	Payments by the Borrower	40

ARTICLE III - CONDITIONS PRECEDENT		42

ARTICLE IV - REPRESENTATIONS AND WARRANTIES		43
4.1	Existence, Qualification and Power; Compliance with Laws	43
4.2	Authorization; No Contravention	44
4.3	Governmental Authorization; Other Consents	44
4.4	Binding Effect	44
4.5	Financial Statements; No Material Adverse Effect	45
4.6	Litigation; Labor Controversy	45
4.7	No Default	45
4.8	Ownership of Property; Liens; Investments	46
4.9	Environmental Compliance	46
4.10	Insurance	47
4.11	Taxes	47
4.12	ERISA Compliance	47
4.13	Subsidiaries; Stock and Stock Equivalents; Credit Parties	48
4.14	Margin Regulations; Investment Company Act	49
4.15	Disclosure	49
4.16	Intellectual Property; Licenses, Etc.	49
4.17	Solvency	50
4.18	Casualty, Etc.	50
4.19	Perfection, Etc.	50
4.20	Related Agreements and Material Contracts	50

ARTICLE V - AFFIRMATIVE COVENANTS		50
5.1	Financial Statements	50

5.2	Certificates; Other Information	51
5.3	Notices	53
5.4	Payment of Obligations	54
5.5	Preservation of Existence, Etc.	54
5.6	Maintenance of Properties	55
5.7	Maintenance of Insurance	55
5.8	Compliance with Laws	55
5.9	Books and Records	55
5.10	Inspection Rights	55
5.11	Use of Proceeds	56
5.12	Covenant to Guarantee Obligations and Give Security	56
5.13	Compliance with Environmental Laws	60
5.14	Further Assurances	60
5.15	Compliance with Terms of Leaseholds	61
5.16	Cash Management	61
5.17	Interest Rate Protection	61

ARTICLE VI - NEGATIVE COVENANTS		61
6.1	Liens	61
6.2	Indebtedness	63
6.3	Investments	65
6.4	Fundamental Changes	66
6.5	Dispositions	66
6.6	Restricted Payments	67
6.7	Change in Nature of Business	69
6.8	Transactions with Affiliates	69
6.9	Burdensome Agreements	69
6.10	Financial Covenants	70
6.11	Amendments of Organization Documents	71
6.12	Accounting Changes	71
6.13	Prepayments, Amendments, Etc. of Indebtedness	71
6.14	Amendment, Etc. of the Material Contracts	71
6.15	Partnerships, Etc.	72
6.16	Speculative Transactions	72
6.17	Formation of Subsidiaries	72

ARTICLE VII - EVENTS OF DEFAULT AND REMEDIES		72
7.1	Events of Default	72
7.2	Remedies Upon Event of Default	75
7.3	Rights Not Exclusive	75
7.4	Borrower’s Right to Cure	75

ARTICLE VIII - THE AGENT		76
8.1	Appointment and Duties	76
8.2	Binding Effect	77
8.3	Use of Discretion	77
8.4	Delegation of Rights and Duties	78

8.5	Reliance and Liability	78
8.6	Agent Individually	79
8.7	Lender Credit Decision	79
8.8	Expenses; Indemnities	80
8.9	Resignation of Agent	80
8.10	Release of Collateral or Guarantors	81
8.11	Additional Secured Parties	81

ARTICLE IX - MISCELLANEOUS		82
9.1	Amendments and Waivers	82
9.2	Notices	83
9.3	Electronic Transmissions	84
9.4	No Waiver; Cumulative Remedies	85
9.5	Costs and Expenses	85
9.6	Indemnity	86
9.7	Marshaling; Payments Set Aside	87
9.8	Successors and Assigns	87
9.9	Assignments and Participations; Binding Effect	87
9.10	Confidentiality	91
9.11	Set-off; Sharing of Payments	92
9.12	Counterparts	93
9.13	Severability; Facsimile Signature	93
9.14	Captions	93
9.15	Independence of Provisions	93
9.16	Interpretation	93
9.17	No Third Parties Benefited	93
9.18	Governing Law and Jurisdiction	94
9.19	Waiver of Jury Trial	94
9.20	Entire Agreement; Release; Survival	95
9.21	Patriot Act	95
9.22	Replacement of Lender	95
9.23	Joint and Several	96
9.24	Lender-Creditor Relationship	96

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY		96
10.1	Taxes	96
10.2	Illegality	99
10.3	Increased Costs and Reduction of Return	99
10.4	Funding Losses	100
10.5	Inability to Determine Rates	101
10.6	Reserves on LIBOR Rate Loans	101
10.7	Certificates of Lenders	102
10.8	Survival	102

ARTICLE XI - RESTATEMENT OF ORIGINAL CREDIT AGREEMENT		102
11.1	Amendment and Restatement	102
11.2	Loans Under the Original Credit Agreement	103

SCHEDULES

Schedule 2.1	—	Term Loan Commitments
Schedule 4.3	—	Certain Authorizations
Schedule 4.5	—	Existing Indebtedness; Supplement to Interim Financial Statements
Schedule 4.8(b)	—	Existing Liens
Schedule 4.8(c)	—	Owned Real Property
Schedule 4.8(d)(i)	—	Leased Real Property (Lessee)
Schedule 4.8(d)(ii)	—	Leased Real Property (Lessor)
Schedule 4.9	—	Environmental Matters
Schedule 4.13	—	Subsidiaries and Other Equity Investments; Loan Parties
Schedule 6.3(f)	—	Existing Investments
Schedule 6.8	—	Transactions with Affiliates
Schedule MC		Material Contracts

EXHIBITS

Exhibit 2.6	—	Form of Notice of Conversion/Continuation
Exhibit 3.1	—	Closing Checklist
Exhibit 2.8(e)	—	Excess Cash Flow Certificate
Exhibit 5.2(b)	—	Compliance Certificate
Exhibit 11.1(a)	—	Form of Assignment
Exhibit 11.1(b)	—	Term Note

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) dated as of [                ], 2011, by and among Cine Latino, Inc., a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender and such Lenders, amends and restates in its entirety the Credit Agreement (as amended to the date hereof, without giving effect to the amendments and restatements set forth herein, the “Original Credit Agreement”), dated as of August 2, 2007, among the Borrower, lenders from time to time party thereto and GE Capital, as agent for such lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a term loan upon and subject to the terms and conditions set forth in this Agreement to (a) fund a payment on the Closing Date of a dividend in an aggregate amount not to exceed $23,200,000 (the “Closing Date Dividend”) to MVS Multivision, S.A. de C.V., a Mexican sociedad anónima de capital variable (“MVS Multivision”), James M. McNamara, a natural person (“McNamara”) and Sponsor (MVS Multivision, McNamara and Sponsor, each a “Borrower Stockholder” and collectively, the “Borrower Stockholders”), and (b) fund certain fees and expenses associated with the funding of the Loans and consummation of the Closing Date Dividend;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property;

WHEREAS, the Borrower Stockholders own, on a combined basis, all of the Stock and Stock Equivalents of Borrower and are willing to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock and Stock Equivalents of Borrower to secure the Obligations;

WHEREAS, subject to the terms hereof, each of Borrower’s Subsidiaries is willing to guarantee all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1          Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Borrower”	Preamble
“Borrower Stockholder”	Recital
“Closing Date Dividend”	Recital
“Event of Default”	7.1
“Fee Letter”	2.9(a)
“GE Capital”	Preamble
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Information”	9.10
“Lender”	Preamble
“McNamara”	Recital
“MVS Multivision”	Recital
“Non-Funding Lender”	2.11(b)
“Offer”	9.9(b)(iii)
“Original Credit Agreement”	Recital
“Other Taxes”	10.1(b)
“Permitted Liens”	6.1
“Register”	2.4(b)
“Replacement Lender”	9.22
“Sale”	9.9(a)
“Satellite Services Fees”	Definition of the term “Consolidated EBITDA”
“Settlement Date”	2.11(b)
“Taxes”	10.1(a)
“Term Loan”	2.1(a)
“Term Loan Commitment”	2.1
“Unused Commitment Fee”	2.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person. Without limitation, any beneficial owner of twenty percent (20%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to Control the other Person.  Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.

“Affiliation Agreement” means the Affiliation Agreement, dated as of January 1, 2009, between Comercializadora de Frecuencias Satelitales, S. de R.L. de C.V. and the Borrower, for the distribution and exhibition of the programming service “Cine Latino”

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $40,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Margin” means (a) if a Base Rate Loan, three percent (3.00%) per annum and (b) if a LIBOR Rate Loan, four percent (4.00%) per annum.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by the Agent, in substantially the form of Exhibit  11.1(a) or any other form approved by the Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, at any time, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent) and (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article II.

“Borrower DIRECTV Agreement” means the Affiliation Agreement, dated as August 24, 1999, as amended as of December 20, 2004 and December 18, 2009, between DIRECTV, Inc., a Delaware corporation, and the Borrower, as the same may be amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois, Miami Florida, or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition (including, without limitation, pursuant to Capital Leases) of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) that, in conformity with GAAP, is included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.  For purposes of this definition, the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of similar existing equipment or that is purchased with sales or insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the proceeds of such sale or the amount of such insurance proceeds, as the case may be.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months from the date of acquisition, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 (or the then equivalent grade) by Standard & Poor’s Corporation or P-1 (or the then equivalent grade) by Moody’s Investors Service Inc. and in either case having a tenor of not more than 270 days from the date of acquisition; and (d) money market funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means an event or series of events by which:

(a)  before a Qualifying IPO, the Sponsor Group shall cease to “beneficially own” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act) and control, either directly or indirectly, Stock and Stock Equivalents in the Borrower representing (i) at least 50% of the combined equity and voting power of all of Stock and Stock Equivalents entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis, free and clear of Liens, provided that any Stock or Stock Equivalents issued or sold in connection with a Permitted Employee Stock Issuance shall not be considered outstanding for purposes of this clause (a)(i), and (ii) Control of the Borrower;

(b)  on or after a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any one or more members of the Sponsor Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act) of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) 33 1/3% or more of the Stock and Stock Equivalents of the Borrower entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and (ii) Stock and Stock Equivalents with greater voting power than the Stock and Stock Equivalents “beneficially owned” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act) by the Sponsor Group;

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who satisfied at least one of the following conditions: (i) they were members of that board or equivalent governing body on the first day of such period, (ii) their election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) their election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) or (iv) their election or nomination to the board or other equivalent body was approved by the Sponsor Group;

(d) Sponsor shall be entitled to nominate fewer directors of the Borrower than it is entitled to on the Original Closing Date pursuant to the Stockholders Agreement; or

(e) Sponsor shall cease for any reason to have valid rights or remedies, or MVS Multivision shall cease for any reason to have valid obligations or liabilities, under Section 4.5(d) of the Stockholders Agreement (other than pursuant to the terms thereof) or any Person contests in any manner the validity of such rights or remedies or obligations or liabilities.

“Closing Date” means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to the Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Pledge Agreements, the Mortgages, if any, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or the Agent for the benefit of the Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, Term Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment divided by the Aggregate Term Loan Commitment.

“Competitor” means a Person that is engaged in the same or a substantially similar line of business as the Borrower; provided that an Affiliate of a Competitor shall not be deemed to be a Competitor itself, if it is engaged generally in the business of buying and selling interests in commercial loans made to borrowers engaged in a variety of industries.  Borrower shall initially determine whether any potential assignee under subsection 9.9(b)(iii)(A) is a Competitor, but if a Sale is terminated based on Borrower’s assertion that the assignee is a Competitor, then the selling Lender may require Borrower to provide documentation reasonably demonstrating that the putative assignee is a Competitor.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 5.2(b).

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period; (iii) depreciation and amortization expense for such period; (iv) Permitted Addbacks for such period, in each case, reducing such Consolidated Net Income in such period; (v) non-cash charges and expenses and non-

recurring charges and expenses (other than Permitted Addbacks) for such period; (vi) costs and expenses incurred pursuant to Section 5.10; (vii) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards; (viii) any non-cash Statement of Financial Accounting Standards No. 133 loss related to hedging activities; (ix) non-cash amortization of financing costs; (x) cash expenses incurred in connection with any Investment permitted under Section 6.3(i)(ii) or 6.3(j), or any issuance of Stock and Stock Equivalents or incurrence of Indebtedness; (xi) any losses realized upon the Disposition of property or assets outside of the ordinary course of business; (xii) any non-cash purchase accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Related Transaction or any Investment permitted under Section 6.3; (xiii) any extraordinary charges for such period; (xiv) solely for purposes of Section 7.4, any Specified Equity Contribution; and (xv) the amount of fees under the Satellite Services Agreement (“Satellite Services Fees”) not to exceed in the aggregate (A) $1,200,000 for any measurement period ending on September 30, 2011, December 31, 2011, March 31, 2012 or June 30, 2012, (B) $1,000,000 for the measurement period ending on September 30, 2012, (C) $700,000 for the measurement  period ending on December 31, 2012, (D) $400,000 for the measurement period ending on March 31, 2013, and (E) $100,000 for the measurement period ending on June 30, 2013; and minus, without duplication, (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period; (ii) all non-recurring items increasing Consolidated Net Income for such period; (iii) earnings attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to the Borrower or its Subsidiaries for such period; (iv) any gains realized upon the Disposition of property or assets outside of the ordinary course of business; (v) any extraordinary gains for such period; (vi) any other non-cash income (other than (x) accruals in the ordinary course and (y) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated EBITDA in a prior period); (vii) any capitalized programming costs payable in cash; and (viii) the amount of any Special Management Repurchase Dividend paid during such period.  For purposes hereof, “Permitted Addbacks” means transaction fees, costs and expenses incurred by Borrower in connection with the closing of the Transaction, including all fees payable under the Fee Letter, to the extent incurred on or prior to September 30, 2011.

“Consolidated Indebtedness” means, as of any date of determination, without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Loans hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct obligations arising in connection with drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and other similar instruments (but only if any payment has been made by or any performance has been required from the issuer of any such guaranty, surety bond or other similar instrument), (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable, amounts payable under “Programming Licenses” (as defined in the Purchase Agreement) in the ordinary course of business and other accrued expenses in the ordinary course of business but including all purchase money indebtedness), (d) Attributable Indebtedness, (e) all Off-Balance Sheet Liabilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, except for any portion of such Indebtedness that is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with Consolidated Indebtedness, in each case to the extent treated as cash interest in accordance with GAAP, (net of amounts received under, and plus amounts paid under, Rate Contracts to the extent such amounts are allocable to such period in accordance with GAAP (including associated costs), but excluding unrealized gains and losses with respect to Rate Contracts), and excluding the amortization of up-front fees for such period, plus (b) in the case of Capital Leases, without duplication, the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under such Capital Leases that is treated as cash interest in accordance with GAAP for such period, minus (c) interest income of Borrower and its Subsidiaries for such period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of Borrower and its Subsidiaries for the period of four fiscal quarters then most recently ended; provided, that for purposes of determining Consolidated Interest Charges for any period ending prior to the first anniversary of the Closing Date, in connection with the calculation of the Consolidated Interest Coverage Ratio, Consolidated Interest Charges shall be an amount equal to actual Consolidated Interest Charges from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters then most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries, as determined in accordance with GAAP (excluding extraordinary gains and any extraordinary non-cash losses) for that period; provided, that (a) the Consolidated Net Income for such period of (i) for the purposes of determining compliance with the financial covenants contained in Section 6.10, any Subsidiary (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived) and (ii) any Person (or attributable to any assets acquired by the Borrower or any of its Subsidiaries that constitute all or substantially all of the assets of the seller thereof) accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries (other than in the case of one Subsidiary merging into or consolidating with another Subsidiary) or is merged into or consolidated with the Borrower or any of its Subsidiaries or the date that such assets are acquired by the Borrower or any of its Subsidiaries, in the case of each of clause (i) and (ii), shall be excluded and (b) the Consolidated Net Income for such period of any Person that is not a Subsidiary of the Borrower or any of its Subsidiaries, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) by such Person to the Borrower or any of its Subsidiaries in respect of such period.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC, as applicable

“Conversion Date” means any date on which a Base Rate Loan is converted to a LIBOR Rate Loan or a LIBOR Rate Loan is converted to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means the Borrower and each other Person (i) which executes this Agreement as a “Credit Party,” (ii) which executes a guaranty of the Obligations, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of itself and Lenders; it being understood that neither InterMedia, MVS Multivision, nor any of their respective Affiliates (other than the Borrower and its Subsidiaries) shall be a Credit Party.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of such Person.

“Current Liabilities” means, with respect to any Person, without duplication (a) all obligations of such Person (other than Indebtedness) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means when used with respect to Obligations an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) two percent (2.0%) per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin for LIBOR Rate Loans) otherwise applicable to such Loan plus two percent (2.0%) per annum.

“Disposition” or “Dispose” means (a) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to cause such Person to do any of the foregoing), including any sale, assignment, transfer, issuance or other disposal, with or without recourse, of any Stock or Stock Equivalents owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith, or (b) the issuance of Stock or Stock Equivalents of any Subsidiary of any such Person, other than (i)  issuances of Stock or Stock Equivalents of any Credit Party to any other Credit Party and (iii) issuances of Stock or Stock Equivalents of any Subsidiary of any such Person that is not a Credit Party to any other Subsidiary.

“Distribution Agreement” means the Distribution Agreement, dated as of the Original Closing Date, between MVS and the Borrower, regarding the pay cable television programming service currently known as “Cine Latino”.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; and

(j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Excess Cash Flow” means, for any period, an amount equal to (without duplication) (a) Consolidated EBITDA for such period, plus (b) (i) (if negative) an amount equal to the change in Working Capital (as defined below) during such period, (ii) extraordinary gains, and (iii) the amount of any Special Management Repurchase Dividend deducted in the calculation of Consolidated EBITDA for such period, less (c) without duplication, the sum of (i) to the extent not deducted in determining Consolidated EBITDA for such period, an amount equal to the aggregate amount of all non-cash credits included in determining the Consolidated Net Income for such period, (ii) (if positive) an amount equal to the change in Working Capital during such period, (iii) to the extent not deducted in determining Consolidated EBITDA for such period, an amount equal to the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (except to the extent financed with  Indebtedness other than revolving Indebtedness) and permitted to be made pursuant to the terms of this Agreement, (iv) an amount equal to the aggregate amount of all Required Principal Payments in respect of Indebtedness permitted under the terms of this Agreement made by the Borrower and its Subsidiaries during such period (so long as each such Required Principal Payment of revolving Indebtedness resulted in a corresponding permanent commitment reduction thereunder at the time of such Required Principal Payment), and, solely to the extent not funded with the proceeds of  Indebtedness (other than revolving Indebtedness), the aggregate principal amount of all optional prepayments made pursuant to Section 2.7 during such period (provided, that, with respect to determining Excess Cash Flow for the fiscal year period ending on December 31, 2011 and for the fiscal year period ending December 31, 2012, (x) if such optional prepayment is applied to scheduled installments of the Term Loans in the same order as mandatory prepayments from Excess Cash Flow, then the full amount of such optional prepayment shall be deducted in determining Excess Cash Flow and (y) if such optional prepayment is applied to scheduled installments of the Term Loans in direct order of maturity, then an amount shall be deducted from Excess Cash Flow equal to the amount of scheduled installments of the Term Loans during such fiscal year that would have been paid had such optional prepayment not been made), (v) the amount of any mandatory prepayment during such period pursuant to Section 2.8 (but only to the extent, and in an amount not to exceed the amount of such Disposition or Recovery Event giving rise to such prepayment which was included in Consolidated Net Income), (vi) to the extent added back to Consolidated Net Income in determining Consolidated EBITDA for such period, non-recurring charges and expenses for such period to the extent paid in cash, (vii) federal, state, local and foreign income taxes actually paid in cash by Borrower and its Subsidiaries during such period, (viii) to the extent added back to Consolidated Net Income in determining Consolidated EBITDA for such period, Consolidated Interest Charges for such period, (ix) to the extent added back to Consolidated Net Income in determining Consolidated EBITDA for such period, Permitted Addbacks for such period, (x) to the extent added back to Consolidated Net Income in determining Consolidated EBITDA for such period, any extraordinary cash charges for such period, and (xi) to the extent added back to Consolidated Net Income in determining Consolidated EBITDA for such period, Satellite Services Fees for such period.  For purposes hereof, “Working Capital” means, on any date of determination, the excess of (x) the sum of Current Assets (other than cash and Cash Equivalents) on such date over (y) Current Liabilities on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Credit Parties and their respective Subsidiaries outstanding on the Closing Date set forth in Schedule 4.5.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of (a) Stock or Stock Equivalents by the Borrower to management or employees of a Credit Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of a Borrower to a Borrower or another Wholly-Owned Subsidiary of a Borrower constituting an Investment permitted hereunder, (c) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of the Borrower to Borrower or another Wholly-Owned Subsidiary of the Borrower constituting an Investment permitted hereunder, (d) so long as no Event of Default has occurred and is continuing or would result therefrom, Stock or Stock Equivalents by the Borrower solely to the extent the Net Issuance Proceeds resulting from the issuance of such Stock or Stock Equivalents is promptly used to fund the purchase price of a Permitted Acquisition, and (e) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.

“Excluded Foreign Subsidiary” means any Subsidiary of Borrower that is a controlled foreign corporation (as defined in the Code) (a) for which the failure to include such Subsidiary as an “Excluded Foreign Subsidiary” hereunder would result in materially adverse tax consequences to Borrower and its Subsidiaries (including such Subsidiary), taken as a whole, and (b) that has not guaranteed or pledged any of its assets or suffered a pledge of more than 65% of its Stock and Stock and Stock Equivalents, with substantially similar tax consequences, to secure, directly or indirectly, any indebtedness (other than Obligations) of Borrower or any of its Subsidiaries (excluding such Subsidiary).

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions by three federal funds brokers of recognized standing selected by Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“First Tier Excluded Foreign Subsidiary” means an Excluded Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Funded Debt” of any Person means, without duplication, Indebtedness in respect of any Borrowing, in the case of the Borrower, and all other Indebtedness of any such Person (including the Borrower) that by its terms matures more than one year after the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders thereof to extend credit during a period of more than one year after such date.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee at any time shall be deemed to be an amount then equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty and Security Agreement” means that certain Amended and Restated Guaranty and Security Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to the Agent and Borrower, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Historical Financial Statements” means the unaudited profit and loss statements of the the Borrower and its Subsidiaries for the twelve months ended December 31, 2010 and the twelve months ended April 30, 2011, the unaudited balance sheet of the Borrower and its Subsidiaries as at April 30, 2011 and the related statements of profit and loss and cash flows for the twelve months ended April 30, 2011, in the case of the December 31, 2010 statements, together with all related notes and schedules thereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade liabilities and other accrued expenses in the ordinary course of business, to the extent treated as current liabilities in accordance with GAAP);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements); provided, that if such indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the value of such property securing such obligations;

(f)            all Attributable Indebtedness of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Stock or Stock Equivalent in such Person or the Borrower or any Subsidiary of the Borrower or any warrants, rights or options to acquire such Stock or Stock Equivalent, valued, in the case of redeemable preferred interests, at its liquidation preference, other than obligations to purchase Stock or Stock Equivalent, warrants, rights or options to acquire such Stock or Stock Equivalent from employees of the Borrower and its Subsidiaries in connection with the termination of their employment; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

(i)            For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.   As used in this definition,

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet domain names, Trade Secrets and IP Licenses.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans the first day of each calendar month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three, six, or, if available to all Lenders, nine or twelve months thereafter, as selected by the Borrower in its Notice of Conversion/Continuation; provided that:

(a)  if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)  any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)  no Interest Period for the Term Loan shall extend beyond the last scheduled payment date therefor; and

(d)  no Interest Period applicable to the Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loan

“InterMedia” means InterMedia Cine Latino, LLC, a Delaware limited liability company.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Stock and Stock Equivalents or debt of another Person, (b) a loan, advance or capital contribution to, assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, any Guarantee of Indebtedness of another Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 2.01 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of, or all of a substantial part of the business being conducted by, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but with adjustment for reduction by reason of payment of the dividends and returns of capital (in the case of equity investments) and principal received (in the case of loans).

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Knowledge” means the actual knowledge of (a) prior to and including the Closing Date, Rafael Campos, and (b) after the Closing Date, the chief executive officer or chief financial officer of the Borrower.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article II hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing, but in any event excluding the Related Agreements.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U  or X of the Federal Reserve Board.

“Master License Agreement” means the Master License Agreement, dated as of the Original Closing Date, as amended on September 21, 2007, between MVS and the Borrower regarding the commercial-free, pay cable television programming service currently known as “Cine Latino”, as the same is in existence and in effect on the Closing Date.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) is material in accordance with GAAP or (b)(i) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock or Stock or Stock Equivalents or common equity interests of a Person and (ii) involves the payment of consideration and/or assumption of liabilities by Borrower and its Subsidiaries in excess of $1,000,000.

“Material Contracts” means contracts or arrangements set forth on Schedule MC.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, assets, liabilities or results of operations or condition (financial or otherwise) of the Credit Parties and the Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower, the Credit Parties taken as a whole or any Pledgor to perform its material obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields cash Net Proceeds to Borrower or any of its Subsidiaries in excess of $1,000,000.

“Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date and (ii) the date of the acceleration of the Loans pursuant to subsection 7.2.

“Media Contract” means any carriage, affiliation, satellite affiliation or similar agreements or arrangement pursuant to which the television channel denominated “Cine Latino” or any other programming content either directly or indirectly owned or licensed by the Borrower or related to, used or held for use in connection with the Business or Permitted Business is transmitted through cable, satellite, DSL, Internet, wireless or any other distribution methodology.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt  or other document creating a Lien on real Property or any interest in real Property.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“MVS” means MVS Televisión, S.A. de C.V., a Mexican sociedad anónima de capital variable.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds that are received in connection therewith (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of fees (including investment banking fees and underwriting discounts and commissions) and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Proceeds” means, in respect of any Disposition or Recovery Event, cash proceeds received in connection therewith (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such Disposition or Recovery Event), net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Recovery Event, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-U.S. Lender Party” means each of the Agent, each Lender, each, each SPV and each participant, in each case that is not a United States person under and as defined in Section 7701(a)(30) of the Code.

“Note” means any Term Note and “Notes” means all such Notes.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP:  (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (A) have as their primary purpose limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (B) impair the characterization of the transaction as a true sale under applicable Laws (including in any Insolvency Proceeding); (b) the monetary obligations under any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness of such Person or any of its Subsidiaries; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Original Closing Date” means August 2, 2007.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means the purchase or other acquisition after the Closing Date by the Borrower or any of its Subsidiaries of all of the Stock and Stock Equivalents, or all or substantially all of the property and assets, of any Person or assets constituting a business division, unit or line, that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation or the purchase or other acquisition of all or a substantial portion of the property and assets of a Person); provided, that with respect to each such purchase or other acquisition: (a) any such newly created or acquired Subsidiary shall be a Credit Party and comply with the requirements of Section 5.12, to the extent applicable; (b) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be a Permitted Business; (c) such purchase or other acquisition shall not include or result in any contingent liabilities that would reasonably be expected to have a Material Adverse Effect (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer); (d) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, (i) no Default shall have occurred and be continuing and (ii) the Borrower and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 6.10 (calculated on a Pro Forma Basis), and such compliance in each case to be determined on the basis of the financial statements most recently required to be delivered to the Agent and the Lenders pursuant to Section 5.1(a) or (b), as the case may be and the most recent financial statements of the Person being acquired as shall have been delivered in connection with such purchase or acquisition, as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; (e) in the case of the acquisition of all the Stock and Stock Equivalents of any Person, the board of directors of such acquired Person or its selling shareholders in existence at the time such purchase or acquisition is commenced shall have approved such purchase or other acquisition; (f) such Credit Party shall have delivered to the Agent, on behalf of the Lenders, at least two Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Agent, certifying that all of the requirements set forth in clauses (a) through (f) and in Section 6.3 have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Addbacks” shall have the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Permitted Business” means any video channel specializing in the delivery of Hispanic entertainment or other Hispanic content (whether in English or in Spanish), including the Business, and any other businesses engaged in by Borrower or its Subsidiaries on the Closing Date, and any other businesses or activities that are ancillary to, related to, or in furtherance of, such businesses.

“Permitted Employee Stock Issuance” means the issuance by the Borrower or sale by the Sponsor Group of Stock and Stock Equivalents of the Borrower after the Original Closing Date in accordance with each of the following terms and conditions: (a) such Stock and Stock Equivalents are issued or sold to one or more directors or members of the senior management of the Borrower, (b) the aggregate amount of all shares of the Borrower’s Stock (on a fully diluted basis, after giving effect to all shares of Stock issuable upon the exercise of any Stock Equivalents) issued or sold to such members shall not exceed fifteen percent (15%) (of which not more than fifty percent (50%) of that fifteen percent (15%) may consist of issuance of Stock rather than Stock Equivalents) of the aggregate outstanding shares of the Borrower’s Stock outstanding from time to time; (c) the Borrower shall provide Agent written notice not less than ten (10) days prior to any such issuance or sale of Stock or Stock Equivalent; (d) if the Person receiving such Stock previously pledged any Stock of Borrower to the Agent as Collateral securing the Obligations, such Person shall have executed any and all reaffirmation agreements and any other documents, each in form and substance satisfactory to Agent, that Agent deems necessary or appropriate in order to pledge such additional Stock or Stock Equivalent to

Agent as Collateral securing the Obligations; and (e) if the Person receiving such Stock has not previously pledged any Stock of Borrower to the Agent, such Person shall have executed a pledge agreement and other documents, each in form and substance satisfactory to Agent, that Agent deems necessary or appropriate in order to pledge such Stock and Stock Equivalents to the Agent as Collateral securing the Obligations.

“Permitted Loan Retirement” means any transaction pursuant to which the Borrower (a) purchases all or any portion of the Term Loans with cash of the Borrower, as certified by a Responsible Officer of the Borrower, pursuant to Offers that Borrower has accepted pursuant to subsection 9.9(b)(iii)(B) and (b) substantially concurrent with such purchase, forgives or retires all Indebtedness represented by such Term Loans purchased thereby as evidenced by a written instrument delivered to the Agent, in form and substance reasonably satisfactory to the Agent.

“Permitted Sale-Leaseback Transaction” means the sale and leaseback by the Borrower or any of its Subsidiaries of fixed assets, provided that the aggregate proceeds received from all such transactions after the date hereof does not exceed $1,500,000.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledge Agreements” means collectively, the Pledge Agreement {Sponsor}, Pledge Agreement {McNamara} and the Pledge Agreement {MVS Multivision} and any pledge agreements entered into after the Closing Date by any Person (as required by this Agreement or any other Loan Document).

“Pledge Agreement {Sponsor}” means the Amended and Restated Pledge Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to the Agent, made by Sponsor in favor of the Agent, for the benefit of the Secured Parties, pledging all Stock and Stock Equivalents of the Borrower held by Sponsor, as the same may be amended, restated and/or modified from time to time.

“Pledge Agreement {McNamara}” means the Amended and Restated Pledge Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to the Agent, made by McNamara in favor of the Agent, for the benefit of the Secured Parties, pledging all Stock and Stock Equivalents of the Borrower held by McNamara, as the same may be amended, restated and/or modified from time to time.

“Pledge Agreement {MVS Multivision}” means the Amended and Restated Pledge Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to the Agent, made by MVS Multivision in favor of the Agent, for the benefit of the Secured Parties, pledging all Stock and Stock Equivalents of the Borrower held by MVS Multivision, as the same may be amended, restated and/or modified from time to time.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement or in the Pledge Agreements or any other Collateral Document.

“Pro Forma Basis” means, for the purposes of calculating (a) Consolidated EBITDA for any period of four consecutive fiscal quarters, or in the case of calculations made in connection with any Permitted Acquisition or any Restricted Payment under Section 6.6(e), at any time during the period of four consecutive fiscal quarters most recently completed for which financial statements are available and after such four fiscal quarter period and on or prior to the time of the relevant acquisition, (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period (including, in each such case, pro forma adjustments to reflect operating expense reductions and other operating improvements, cost savings  or synergies reasonably expected to result from such transaction, as follows:  such adjustments shall reflect demonstrable operating expense reductions and other demonstrable operating improvements, cost savings or synergies that would be includable in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act; such adjustments shall exclude the effect if any, of transaction fees and expenses paid in connection with Permitted Acquisitions; and such adjustments may reflect additional operating expense reductions and other additional operating improvements, cost savings and synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X (“Non-S-X Adjustments”) but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next twelve month period following consummation thereof and are estimated on a good faith basis by the Borrower as certified in writing by the Borrower to the Agent; provided, however, that any such Non-S-X Adjustments that would result in the aggregate amount of the Non-S-X Adjustments for any such Reference Period (which, in any event, for purposes of the following 5% cap, shall not include transaction fees and expenses paid in connection with a Permitted Acquisition) exceeding 5% of Consolidated EBITDA for such Reference Period shall be required to be approved by the Agent; provided, further, that the Borrower shall deliver to the Agent a certificate of a financial Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, cost savings or synergies and information and calculations supporting them in reasonable detail; provided that any such adjustments will be without duplication for actual results, including, without limitation, cost savings, synergies or expense reductions, actually realized during such period and included in Consolidated EBITDA and (b) Consolidated Interest Charges for any Reference Period, if at any time during such Reference Period the Borrower or any Subsidiary shall have incurred or retired any Indebtedness (including, without limitation, Indebtedness permitted under Section 6.2(c)(v) which shall be deemed to have been incurred at the time the relevant Person becomes a Subsidiary of the Borrower) in connection with a Material Acquisition or a Restricted Payment under Section 6.6(e), Consolidated Interest Charges shall be calculated after giving pro forma effect to such incurrence or retirement of Indebtedness as if such Indebtedness was incurred or retired on the first day of such Reference Period and if such Indebtedness so incurred has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Agreement” means the Asset Contribution and Stock Purchase Agreement, dated as of the Original Closing Date, among MVS, MVS Cine Latino, Borrower and InterMedia, as the same is in existence and in effect on the Original Closing Date.

“Qualifying IPO” means the issuance by Borrower of its common Stock and Stock Equivalents in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) yielding gross proceeds of at least $50,000,000 pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Credit Party or any Subsidiary of a Credit Party.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Related Agreements” means the Support Services Agreement, the Stockholders Agreement, the Satellite Services Agreement, the Affiliation Agreement, the Master License Agreement and the Distribution Agreement.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time Lenders then holding more than fifty percent (50%) of the aggregate unpaid principal balance of the Term Loans then outstanding; provided, that if, at any time, there are three Lenders hereunder that are non-Affiliates, then “Required Lenders” shall mean at least two Lenders that are non-Affiliates and that constitute “Required Lenders” as determined in accordance with the foregoing calculation..

“Required Principal Payments” means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or redemptions of outstanding Funded Debt (including the implied principal component of payments made on Capital Leases during such period) made during such period.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Stock or Stock Equivalents of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Stock or Stock Equivalents, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent of any thereof), or on account of any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Satellite Services Agreement” means the Satellite Services Agreement, dated as of the Original Closing Date, as amended as of January 1, 2011 between MVS Multivisión, S.A. de C.V. (as successor of MVS) and the Borrower, for the provision of engineering, mastering, RBC (uplink) facilities and personnel, continuity, and satellite transponder services and other transmission services described therein related to the production, exploitation and distribution of the pay television channel denominated “Cine Latino”.

“Secured Party” means the Agent, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto, which (i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii) the Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with  Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Management Repurchase Dividend” has the meaning ascribed thereto in Section 6.6(g).

“Specified Equity Contribution” has the meaning ascribed thereto in Section 7.4.

“Sponsor” means InterMedia Cine Latino, LLC, a Delaware limited liability company.

“Sponsor Group” means the Sponsor, its Affiliates and investment funds administered or managed by the Sponsor or any of its Affiliates.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Stockholders Agreement” means the First Amended and Restated Stockholders Agreement of Cine Latino, Inc., dated as of the Original Closing Date and amended and restated as of May 1, 2008, among Borrower, MVS Multivision, as an “Original Stockholder”(as defined therein), Sponsor, as an “Original Stockholder” and McNamara, as a Management Stockholder (as defined therein), as the same is in existence and in effect on the Closing Date.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to subsection 5.12.

“Support Services Agreement” means the Support Services Agreement, dated as of the Original Closing Date, as amended as of January 1, 2011 between MVS Multivisión, S.A. de C.V. (as successor of MVS) and the Borrower, pursuant to which MVS has agreed to provide certain services to the Borrower as set forth therein, as the same is in existence and in effect on the Closing Date.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.

“Swap Termination Value” means, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called “synthetic”, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Affiliate” means, (a) Borrower and its Subsidiaries and (b) any Affiliate of Borrower with which Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Term Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 11.1(b) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loans made to the Borrower by such Lender.

“Termination Date” means the date on which (A) the Loans and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts that the Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable have been paid and satisfied in full, (B) cash collateral has been deposited with respect to all contingent Obligations in amounts and on terms and conditions and with parties in each case reasonably satisfactory to the Agent and each Indemnitee that is, or may be, owed such Obligations and (C) to the extent requested by the Agent, Agent and the Secured Parties have received liability releases from the Credit Parties each in form and substance acceptable to the Agent.

“Threshold Amount” means $3,000,000.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Transactions” means the payment of the Closing Date Dividend and the financing contemplated by this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unaccrued Claims” means claims for indemnification or the reimbursement of expenses that may be asserted by the Agent any Lender or any other Indemnitee under the Loan Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on the Borrower (with a copy to the Agent), unless the making or giving thereof is prohibited or enjoined by any applicable Requirement of Law or any order of any Governmental Authority); provided, that the failure of any Person to make or give any such claim, notice or demand or otherwise to respond to any such request shall not be deemed to be a waiver and shall not otherwise affect any such claim for indemnification or reimbursement.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of the Agent, each Lender, each, each SPV and each participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.2          Other Interpretive Provisions.

(a)           Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)           The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)           Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d)           Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”  If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)           Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)            Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

1.3          Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrower shall be given effect for purposes of measuring compliance with any provision of Article VI or VII unless the Borrower, the Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

1.4          Payments.  The Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party.  Any such determination or redetermination by the Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than the Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

ARTICLE II - THE CREDITS

2.1          Amounts and Terms of the Term Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Closing Date, the amount set forth opposite such Lender’s name in Schedule 2.1 under the heading “Term Loan Commitment” (such amount being referred to herein as such Lender’s “Term Loan  Commitment”). Amounts borrowed under this subsection 2.1 are referred to as the “Term Loan”.

2.2          Notes.  The Term Loan made by each Lender with a Term Loan Commitment shall be evidenced by this Agreement and, if requested by such Lender, a Term Note payable to the order of such Lender in an amount equal to such Lender’s Term Loan Commitment.

2.3          Interest.

(a)           Subject to subsections 2.3(c) and 2.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin.  Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error.  All computations of fees and interest (other than interest on the Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed and all computation of interest on the Base Rate Loans payable under this Agreement shall be made on the basis of a 365/366-day year and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)           Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any payment or prepayment of Loans in full with respect to the principal amount paid or prepaid.

(c)           At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), the Borrowers shall pay interest (after as well as before entry of a judgment thereon to the extent permitted by law) on the Term Loans from and after the date of occurrence of such Event of Default at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. All such interest shall be payable on demand of the Agent or the Required Lenders.

(d)           Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

2.4          Loan Accounts.

(a)           The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  The Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month.  Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.

(b)           The Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 2.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent and each Lender in the Term Loans, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Agent from the Borrower and its application to the Obligations.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing the Loans) are registered obligations, and the right, title and interest of the Lenders and their assignees in and to the Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.4 and Section 9.9 shall be construed so that the Loans is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)           The Credit Parties, the Agent, the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Agent.

2.5          [Intentionally Omitted].

2.6          Conversion and Continuation Elections.

(a)           Borrower shall have the option to (i) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Rate Loans, (ii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iii) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $500,000 and integral multiples of $250,000.  Any such election must be made by 12:00 p.m. (New York time) on the 3rd Business Day prior to (1) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (2) the date on which Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Rate Loan by 12:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period.  Borrower must make such election by notice to Agent in writing, by fax, overnight courier, or by Electronic Transmission (or by telephone, to be confirmed in writing on such day).  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.5.  No Loan shall be converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b)           Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender thereof.  In addition, the Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)           Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loan, there shall not be more than eight (8) different Interest Periods in effect.

2.7          Optional Prepayments.

(a)           The Borrower may at any time upon at least two (2) Business Days’ (or, in the case of Base Rate Loans, one (1) Business Day’s) prior written notice to the Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000, in each instance, without penalty or premium except as provided in Section 10.4.  Optional partial prepayments of Term Loans shall be applied as directed by the Borrower.  Optional partial prepayments of Term Loan in amounts less than $100,000 shall not be permitted.

(b)           Any notice of any prepayment shall not thereafter be revocable by the Borrower and the Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment, provided that any such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)           The payment amount specified in such notice shall be due and payable on the date specified therein except in any case where the proviso to subsection (b) above is applicable.  Together with each prepayment under this Section 2.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

2.8          Mandatory Prepayments of Loans.

(a)           Scheduled Term Loan Payments.  The principal amount of the Term Loans shall be paid in installments on the dates and in the respective amounts shown below:

Date of Payment	Amount of Term Loan Payment
September 30, 2011	$1,000,000
December 31, 2011	$1,000,000
March 31, 2012	$1,000,000
June 30, 2012	$1,000,000
September 30, 2012	$1,000,000
December 31, 2012	$1,000,000
March 31, 2013	$1,000,000
June 30, 2013	$1,000,000
September 30, 2013	$1,000,000
December 31, 2013	$1,000,000
March 31, 2014	$1,000,000
June 30, 2014	$1,000,000
September 30, 2014	$1,000,000
December 31, 2014	$1,000,000
March 31, 2015	$1,000,000
June 30, 2015	$1,000,000
September 30, 2015	$1,500,000
December 31, 2015	$1,500,000
March 31, 2016	$1,500,000
June 30, 2016	$1,500,000
September 30, 2016	$1,500,000
December 31, 2016	$1,500,000
March 31, 2017	$1,500,000
Maturity Date	$13,500,000

provided, however, that the final principal repayment installment of the Term Loans shall be paid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)           [Intentionally Omitted]

(c)           Asset Dispositions.  If the Borrower or any of its Subsidiaries shall at any time or from time to time:

(i)            receives any Net Proceeds in respect of a Disposition;

(ii)           receives any Net Proceeds in respect of a Recovery Event;

and the aggregate amount of the Net Proceeds received by the Borrower and its Subsidiaries in connection with such Disposition or Recovery Event and all other Dispositions and Recovery Events occurring since the Closing Date exceeds $500,000, provided that if the Net Cash Proceeds of any Disposition or Recovery Event is less than or equal to $10,000 or are received in respect of a transaction permitted under subsection 6.5(f) or 6.5(j), such Net Cash Proceeds shall not be included in determining the amount of any required prepayment of the Loans under this Section 2.8(c)(ii), then (A) the Borrower shall promptly notify the Agent of such proposed Disposition or Recovery Event (including the amount of the estimated Net Proceeds to be received by the Borrower and/or such Subsidiary in respect thereof) and (B) within four (4) Business Days after receipt by the Borrower and/or such Subsidiary of the Net Proceeds of such Disposition or Recovery Event, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 2.8(f) hereof.  Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent the Borrower or such Subsidiary reinvests the Net Proceeds of such Disposition or Recovery Event in productive assets (other than Inventory) of a kind then used or usable in the business of the Borrower or such Subsidiary, within two hundred seventy (270) days after the date of such Disposition or Recovery Event or enters into a binding commitment therefor within said two hundred seventy (270) day period and subsequently makes such reinvestment.   Pending such reinvestment, the Net Proceeds shall be delivered to the Agent, for application to the Loans in accordance with subsection 2.8(f).

(d)           Issuance of Securities.  Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of:

(i)            the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution but excluding Net Issuance Proceeds from Excluded Equity Issuances), the Borrower shall deliver, or cause to be delivered, to the Agent an amount equal to 50% of such Net Issuance Proceeds for application to the Loans in accordance with subsection 2.8(f); and

(ii)           the Net Issuance Proceeds of the issuance of debt securities (other than Net Issuance Proceeds from the issuance of debt securities in respect of Indebtedness permitted hereunder), the Borrower shall deliver, or cause to be delivered, to the Agent an amount equal to 100% of such Net Issuance Proceeds, for application to the Loans in accordance with subsection 2.8(f).

(e)           Excess Cash Flow.  Within five (5) Business Days after the annual financial statements are required to be delivered pursuant to subsection 5.1(a) hereof, commencing with such annual financial statements for the fiscal year ending December 31, 2011, the Borrower shall deliver to the Agent a written calculation of Excess Cash Flow of the Borrower for such fiscal year in the form of Exhibit 2.8(e) and certified as correct on behalf of the Borrower by a Responsible Officer (provided, that for the fiscal year ending December 31, 2011, Excess Cash Flow shall be calculated based on the two fiscal quarter period ending December 31, 2011) and concurrently therewith shall deliver to the Agent, for distribution to the Lenders, an amount equal to (i) 50% of such Excess Cash Flow if the Consolidated Leverage Ratio (as calculated as of the last day of such fiscal year) as of the last day of such fiscal year is 2.50 to 1.00 or greater or (ii) 25% of such Excess Cash Flow if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.50 to 1.00, for application to the Loans in accordance with the provisions of subsection 2.8(f) hereof.

(f)            Application of Prepayments.  Subject to subsection 2.10(c), (i) any prepayments of Loans pursuant to Section 7.4 and any prepayments pursuant to subsection 2.8(c) or 2.8(d) shall be applied to prepay all remaining scheduled installments of the Term Loans in inverse order of maturity and (ii) any prepayments pursuant to subsection 2.8(e) shall be applied, first to prepay all remaining scheduled installments of the Term Loans (other than the installment payment that is due and payable on the Maturity Date), pro rata based upon the respective amounts thereof until all such installments are paid in full, and second to the installment payment that is due and payable on the Maturity Date until paid in full.  To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining.  Together with each prepayment under this Section 2.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

(g)           No Implied Consent.  Provisions contained in this Section 2.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof.

2.9          Fees.  The Borrower shall pay to the Agent, for the Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrower and the Agent dated as of May 11, 2011 (as amended from time to time, the “Fee Letter”).

2.10        Payments by the Borrower.

(a)           All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Agent (or such other address as the Agent may from time to time specify in accordance with Section 9.2), and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York time) on the date due.  Any payment which is received by the Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.

(b)           Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)           During the continuance of an Event of Default, the Agent may, and shall upon the direction of Required Lenders apply any and all payments in respect of any Obligation in accordance with clauses first through sixth below.  Notwithstanding any provision herein or in the other Loan Documents to the contrary, all amounts collected or received by the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) and all proceeds received by the Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent and Lenders;

fourth, to payment of principal of the Obligations including, without limitation, any Obligations under any Secured Rate Contract.

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

2.11        Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

ARTICLE III - CONDITIONS PRECEDENT

This Agreement, including the obligation of each Lender to make any Loans on the Closing Date, shall become effective upon the satisfaction of the following conditions:

(a)           Loan Documents.  The Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit 3.1, each in form and substance reasonably satisfactory to the Agent;

(b)           Leverage.  The Borrower shall have delivered evidence to the satisfaction of the Agent demonstrating that the ratio of (A) Consolidated Indebtedness of the Borrower and its Subsidiaries as of the Closing Date after giving effect to the payment of the Closing Date Dividend, the Loans to be funded on or that are to remain outstanding on the Closing Date, and the payment of all costs and expenses in connection therewith, to (B) Consolidated EBITDA (which shall be calculated to include the addback of $1,200,000 of Satellite Services Fees) of the Borrower and its Subsidiaries for the twelve month period ended on April 30, 2011 shall be not greater than 3.50 to 1.00;

(c)           Minimum Liquidity.  The Borrower shall have delivered evidence to the satisfaction of the Agent demonstrating that after giving effect to the payment of the Closing Date Dividend, the aggregate amount of Borrower’s cash on hand or on deposit shall be at least $3,000,000;

(d)           Pro Forma Balance Sheet.  The Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the pro forma balance sheet referred to in subsection 4.5(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonably believed to be fair in light of the conditions existing at the time of delivery of such pro forma balance sheet;

(e)           Business Plan.  The Agent shall have received the Borrower’s  business plan which shall include a financial forecast on a quarterly basis for the first twelve months after the Closing Date and on an annual basis thereafter through 2017 prepared by the Borrower’s management;

(f)            Payment of Interest and Fees under the Original Credit Agreement.  Borrowers shall have paid to the Agent all accrued and unpaid interest and fees under the Original Credit Agreement;

(g)           Payment of Fees.  Borrower shall have paid the fees required to be paid on the Closing Date, and shall have reimbursed the Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(h)           Solvency.  Agent shall be satisfied, based on Historical Financial Statements and the pro forma statements of operations referred to in subsection 4.5(d) and the business plan financial forecasts referenced in clause (e) above and a certificate of the Chief Financial Officer of Borrower, that Borrower, after giving effect to the payment of the Closing Date Dividend, the Loans to be funded on or that are to remain outstanding on the Closing Date, and the payment of all costs and expenses in connection therewith, will be Solvent;

(i)            Absence of Default.  No Default or Event of Default has occurred and is continuing under the Loan Documents immediately prior to the effectiveness of this Agreement and no Default or Event of Default would result after giving after giving effect to the Closing Date Dividend, the Loans to be funded on or that are to remain outstanding on the Closing Date, and the payment of all costs and expenses in connection therewith;

(j)            Representations and Warranties.  No representation or warranty by Borrower Stockholders or Borrower contained in the Loan Documents immediately prior to the effectiveness of this Agreement is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) and no representation or warranty by Borrower Stockholders or Borrower contained in the Loan Documents after giving after giving effect to the Closing Date Dividend, the Loans to be funded on or that are to remain outstanding on the Closing Date, and the payment of all costs and expenses in connection therewith;

(k)           Absence of Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that challenges the payment of the Closing Date Dividend, the funding of the Loans or any of the other transactions contemplated hereby.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to the Agent and each Lender that the following are, and after giving effect to the Transactions to be consummated on or prior to the date of which such representation is made will be, true, correct and complete:

4.1          Existence, Qualification and Power; Compliance with Laws.  Except with respect to Environmental Laws, which are the subject of Section 4.9, each Credit Party and each of its Subsidiaries:  (a) is duly organized or formed, validly existing and in good standing under the Requirements of Law of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) execute, deliver and perform its obligations under the Loan Documents and the Related Agreements to which it is a party, (c) is duly qualified and is licensed and in good standing under the Requirements of Law of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with the requirements of all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties except, in the case of this clause (d) in such instances in which (A) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (B) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.2          Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of each Loan Document and Related Agreement to which such Person is or is to be a party, and the consummation of the Transactions, are within such Credit Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:  (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) except as set forth in part (a) of Schedule 4.3 hereto, any indenture, loan, agreement or other agreement in respect of borrowed money or any other Material Contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or  (c) violate any Requirement of Law.  No Credit Party or any of its Subsidiaries is in violation of any Requirement of Law applicable to it or in breach of any such indenture, loan, agreement or other agreement in respect of borrowed money or any other Material Contract, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

4.3          Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement, any other Loan Document or any Related Agreement, or for the consummation of the Transactions, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) authorizations, approvals, actions, notices and filings that have been (or substantially contemporaneously herewith will be) duly obtained, taken, given or made and are (or, upon obtaining, taking, giving or making any such authorization, approval, action, notice or filing, will be) in full force and effect and, in the case of any authorizations, approvals, actions, notices or filings by, to or with any Governmental Authority, are listed on Schedule 4.3 hereto and (ii) consents set forth (together with the status thereof) in part (a) of Schedule 4.3 hereto.

4.4          Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditor’s rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.

4.5          Financial Statements; No Material Adverse Effect.

(a)           Each of the Historical Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Borrower, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except for the mechanism for the allocation of the costs and expenses of the Business) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Business as at the date and for the periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)           As of the Closing Date, (i) Schedule 4.5 sets forth all Indebtedness of each Credit Party and its Subsidiaries, and (ii) part (b) of Schedule 4.5 sets forth all Indebtedness where the amount thereof for any individual item exceeds $500,000, of each Credit Party and its Subsidiaries.

(c)           Since December 31, 2010, there has been no change, event or development (other than extensions of credit hereunder), either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)           The unaudited consolidated pro forma balance sheet of the Borrower and its Subsidiaries, delivered on the Closing Date, certified by a Responsible Officer of the Borrower, fairly present in all material respects the consolidated pro forma assets, liabilities and stockholders equity of Borrower and its Subsidiaries as of April 30, 2011, in each case giving effect to the payment of the Closing Date Dividend, the Loans to be funded on or that are to remain outstanding on the Closing Date, and the payment of all costs and expenses in connection therewith, all in accordance with GAAP.

4.6          Litigation; Labor Controversy.  Except with respect to Environmental Laws, which are the subject of Section 4.9, there are no actions, suits, proceedings, claims, disputes or investigations pending or, to the Knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or any of its Subsidiaries or against any of their properties or revenues, or any labor controversy, that (a) purport to affect or pertain to this Agreement, any other Loan Document or any Related Agreement or the consummation of the Transactions, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.7          No Default.  Neither any Credit Party nor any of its Subsidiaries is in default under or with respect to any Material Contract which default could, either individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.8          Ownership of Property; Liens; Investments.

(a)           Each Credit Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests or licenses in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The property of the Borrower and its Subsidiaries is not subject to any Liens, other than Liens set forth on Schedule 4.8(b), or as otherwise permitted by Section 6.1.

(c)           Set forth on Schedule 4.8(c) hereto is a complete and accurate list of all real property owned by any Credit Party or any of its Subsidiaries as of the Closing Date, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof.  Each Credit Party and its Subsidiaries has good, marketable and insurable fee simple title to all real property owned by such Credit Party or Subsidiary, free and clear of all Liens, other than Liens permitted by the Loan Documents.

(d)           (i)  Set forth on Schedule 4.8(d)(i) hereto is a complete and accurate list of all leases of real property under which any Credit Party or any of its Subsidiaries is the lessee as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(ii)   Set forth on Schedule 4.8(d)(ii) hereto is a complete and accurate list of all leases of real property under which any Credit Party is the lessor as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

4.9          Environmental Compliance.  Except as set forth on Schedule 4.9 and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no real property currently (or to the Knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the Knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party, (e) all real property currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law.

4.10        Insurance.  Each of the Credit Parties and each of their Subsidiaries and the properties of each Credit Party and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Credit Party or the applicable Subsidiary operates.

4.11        Taxes.  Each Credit Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Credit Party nor any of its Subsidiaries is party to any tax sharing agreement other than any such agreement among two or more Credit Parties (and no other Persons).

4.12        ERISA Compliance.

(a)           Each Benefit Plan sponsored by any Credit Party is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except for any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  Each Benefit Plan sponsored by any Credit Party that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Credit Party and each ERISA Affiliate have made all required contributions to each Benefit Plan subject to Section 412 of the Code and no Title IV Plan has any “unfunded benefit liabilities” (as defined in Section 4002(a)(18) of

ERISA), except for any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

(b)           There are no pending or, to the Knowledge of the Borrower, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan sponsored by any Credit Party that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan sponsored by any Credit Party that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Title IV Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Title IV Plan; (iii) neither any Credit Party nor, to the Knowledge of the Credit Parties, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Title IV Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Credit Party nor, to the Knowledge of the Credit Parties, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Credit Party nor, to the Knowledge of the Credit Parties, any ERISA Affiliate has engaged in a transaction that would reasonably be expected to result in a liability to a Credit Party by reason of Sections 4069 or 4212(c) of ERISA, except for any occurrences that, individually or in the aggregate under clauses (i) through (iv) would not reasonably be expected to have or result in a Material Adverse Effect.

4.13        Subsidiaries; Stock and Stock Equivalents; Credit Parties.  As of the Closing Date, the Borrower has no Subsidiaries.  All of the outstanding Stock and Stock Equivalents in the Subsidiaries of the Borrower (if any) have been validly issued, are fully paid and non-assessable and are owned free and clear of all Liens except those created under the Collateral Documents or as otherwise permitted by subsections 6.1(c) and (p).  As of the Closing Date no Credit Party has any Stock and Stock Equivalents or other equity investments in any other corporation or entity other than those specifically disclosed on Schedule 4.13(a) or as otherwise permitted under Section 6.3.  All of the outstanding Stock and Stock Equivalents in the Borrower have been validly issued, are fully paid and non-assessable and are owned by MVS Multivision, McNamara and Sponsor free and clear of all Liens except those created under the Collateral Documents or as otherwise permitted by subsections 6.1(c) and (p).  As of the Closing Date, all of the outstanding Stock and Stock Equivalents in Borrower have been validly issued and are fully paid and non-assessable and are owned by such Person or Persons and in the amounts specified on Schedule 4.13(b), free and clear of all Liens.  Set forth on Schedule 4.13(c) is a complete and accurate list of all Credit Parties, showing (as to each Credit Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.  As of the Closing Date, the copy of the

Organization Documents of each Credit Party and each amendment thereto provided pursuant to Section 3.1(a) is a true and correct copy of each such document, each of which is valid and in full force and effect.

4.14        Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)           No Credit Party or any Subsidiaries of any Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC thereunder.

4.15        Disclosure.  The Borrower has disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Credit Party is subject, and all other matters known to it, that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, financial projections, certificate or other written information furnished by or on behalf of any Credit Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.16        Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses, without infringement, dilution or misappropriation (provided, in the case of any such IP Rights used but not owned by the Borrower, such representation is made only to the Borrower’s Knowledge) of the rights of any other Person.  On the Closing Date, to the Knowledge of the Borrower, no trademark, service mark, trade name, slogan or other advertising device, product, process, method, substance, part or other material employed by the Borrower or any Subsidiary infringes upon, dilutes or misappropriates any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the

Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.17        Solvency.  Both before and after giving effect to (a) the Term Loan made or continued on the Closing Date, (b) the payment of the Closing Date Dividend and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is, together with its Subsidiaries, Solvent.

4.18        Casualty, Etc.  Neither the business nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

4.19        Perfection, Etc.  Except with the consent of the Agent or as otherwise permitted under the Loan Documents: (a) all filings and other actions necessary or desirable to perfect (to the extent that perfection can be achieved by such filing or other action) and protect the security interest in the Collateral created under the Collateral Documents have been (or on the Closing Date will be) duly made or taken and are (or, upon making such filings or taking such action, will be) in full force and effect, (b) the Collateral Documents create (or on the Closing Date will create) in favor of the Agent (or any representative of the Agent designated by it), for the ratable benefit of the Secured Parties, a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (to the extent that perfection can be achieved by such filing or other action), subject to Liens permitted under Section 7.01, securing the payment of the Obligations, and (c) all filings and other actions necessary or desirable to perfect and protect such security interest have been (or substantially contemporaneously herewith will be) duly taken.  The Credit Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

4.20        Related Agreements and Material Contracts.  The Borrower has heretofore furnished true and complete copies of the Related Agreements and of all Material Contracts to the Agent, and all representations and warranties of the Credit Parties party thereto contained therein are true and accurate in all material respects when made.

ARTICLE V - AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as the Term Loan or other Obligation hereunder or under any other Loan Document (other than Unaccrued Claims) shall remain unpaid or unsatisfied:

5.1          Financial Statements.  Borrower shall deliver to the Agent, who will distribute to each lender, in form and detail reasonably satisfactory to the Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its

Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards, shall not be subject to any “going concern” or like qualification or like exception and shall not be subject to any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but not later than 45 days after the end of each fiscal month of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and

(d)           as soon as available, but in any event no later than 60 days after the end of each fiscal year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Agent, of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year.

5.2          Certificates; Other Information.   The Borrower shall deliver to the Agent for each Lender, in form and detail satisfactory to the Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of its independent certified public accountants certifying such financial statements and whether in making the examination necessary therefor knowledge was obtained that the Borrower failed to comply with Section 6.10 insofar as it relates to accounting matters;

(b)           concurrently with the delivery of the financial statements referred to in subsections 5.1(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.10, a statement of reconciliation conforming such financial statements to GAAP;

(c)           promptly after any request by the Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party or any of its Subsidiaries, or any audit of any of them;

(d)           after the occurrence of a Qualifying IPO, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Credit Party, and copies of all annual, regular, periodic and special reports and registration statements which any Credit Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(e)           after the occurrence of a Qualifying IPO, promptly and in any event within five Business Days after receipt thereof by any Credit Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any of its Subsidiaries;

(f)            promptly upon receipt thereof, copies of (i) all notices, requests and other documents received by any Credit Party or any of its Subsidiaries under or pursuant to any instrument, indenture, or loan or credit or similar agreement, in respect of Indebtedness having an aggregate principal amount in excess of the Threshold Amount regarding or related to any material breach or default, or any assertion of a material breach or default, by any party thereto, and (ii) any amendment, modification or waiver of any provision of any Related Agreement and, from time to time upon request by the Agent, such other information regarding any of the Related Agreements or any Indebtedness in excess of the Threshold Amount as the Agent may reasonably request;

(g)           promptly after the assertion or occurrence thereof, notice of any assertion of Environmental Liability against or of any noncompliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(h)           not less frequently than annually, a report supplementing Schedules 4.8(c) and 4.8(d)(i) and (ii), and 4.13 hereto, including an identification of all owned and leased real property disposed of by any Credit Party or any of its Subsidiaries during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction and state and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof and, in the case of owned real property, the purchase price thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules following the Closing Date;

(i)            promptly after the receipt thereof, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) of which the Borrower is a member aggregating $500,000 or more;

(j)            within 60 days after the end of each fiscal quarter, a statement with respect to each Media Contract then in effect covering transmission of programming to subscribers within the United States of America setting forth (in detail reasonably satisfactory to the Agent) the number of subscribers on which invoices with respect to such Media Contract are based;

(k)           from time to time, promptly after request therefor, such additional information regarding the business, financial, legal or corporate affairs of any Credit Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request, including any information required pursuant to the Patriot Act.

In addition, upon the reasonable request of the Agent, Borrower shall cause the participation by senior management of the Borrower in annual conference calls with Lenders to discuss the Borrower’s financial results.

5.3          Notices.   The Borrower shall notify promptly the Agent (and once received, the Agent agrees to make such notice available to the Lenders) of:

(a)           the occurrence of any Default;

(b)           any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event;

(d)           any material change in accounting policies or financial reporting practices by any Credit Party or any of its Subsidiaries;

(e)           the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against or involving any Credit Party or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect;

(f)            the occurrence of a breach, default, nonperformance, which entitles any party to a Material Contract to terminate or cancel the same, or cancellation, termination or failure to renew of, or the receipt by any Credit Party of notice of breach, default, cancellation, which entitles any party to a Material Contract to terminate or cancel the same, or termination or non-renewal of any Material Contract;

(g)           any termination, cancellation or non-renewal of any Media Contract of the Credit Parties covering transmission of programming to subscribers within the United States of America and with respect to which the Credit Parties invoicing was based on 100,000 or more subscribers; and

(h)           (i) the occurrence of any Disposition of property or assets or an Recovery Event for which the Borrower is required to make a mandatory repayment pursuant to subsection 2.8(c), or (ii) the issuance of Stock or Stock Equivalents (including any capital contribution) or debt securities for which the Borrower is required to make a mandatory repayment pursuant to subsection 2.8(d).

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 5.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

5.4          Payment of Obligations.

(a)           Each Credit Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable or within 45 days thereafter all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and all lawful claims which, if unpaid, would by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay, discharge any such obligation that is being contested diligently in good faith and by proper proceedings and as to which appropriate reserves are being maintained and as to which no Lien is being imposed.

(b)           Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective material obligations and liabilities under any Related Agreement and any Material Contract.

5.5          Preservation of Existence, Etc.  Each Credit Party shall, and shall cause each of its Subsidiaries to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Requirements of Law of the jurisdiction of its organization except in a transaction permitted by Section 6.4 or 6.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

5.6          Maintenance of Properties.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to, maintain, preserve, protect and repair all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

5.7          Maintenance of Insurance.  Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and (a) providing for not less than 30 days’ prior notice to the Agent of termination, lapse or cancellation of such insurance and (b) naming the Agent as additional insured or loss payee.

5.8          Compliance with Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Requirements of Law applicable to it or its business or property and all orders, writs, injunctions and decrees binding on it or its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

5.9          Books and Records.  Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of the financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Credit Party or such Subsidiary, as the case may be.

5.10        Inspection Rights.  Credit Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (at which an authorized representative of the Borrower shall be entitled to be present), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (a) unless an Event of Default has occurred and is continuing, the Borrower shall not be required to permit, and shall not be responsible for the expense of, any such inspections other than one inspection per year by the representatives and independent contractors of the Agent, (b) when an Event of Default exists representatives and independent contractors of the Agent and of any Lender may do any of the foregoing at the expense of the Borrower (but only with respect to expenses of representatives and independent contractors of the Agent) at any time during normal business hours and without advance notice so long as they do so in a coordinated manner through the Agent and the Agent uses commercially reasonable efforts to minimize the resulting cost and burden to the Borrower and (c) the Borrower shall not be responsible for the fees of any consultants, advisors or other independent contractors except to the extent provided by the foregoing provisions of this Section 5.10.

5.11        Use of Proceeds.  The Borrower shall use the proceeds of the Term Loans on the Closing Date to (a) fund a payment on the Closing Date of the Closing Date Dividend and (b) fund certain fees and expenses associated with the funding of the Loans and consummation of the Closing Date Dividend.

5.12        Covenant to Guarantee Obligations and Give Security.  Each Credit Party shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) upon (a) the request of the Agent following the occurrence and during the continuance of an Event of Default, (b) the formation or acquisition of any new direct or indirect Subsidiary by any Credit Party or any of its Subsidiaries or (c) the acquisition of any property by any Credit Party or any of its Subsidiaries that is not already subject to a perfected first priority security interest (subject to Liens permitted by Section 6.1) in favor of the Agent for the benefit of the Secured Parties, in each case at the Credit Parties’ expense:

(i)            in connection with the formation or acquisition of a Domestic Subsidiary, within 10 Business Days (or such longer period as the Agent may agree in its sole discretion) after such formation or acquisition, cause each such Subsidiary that is a Domestic Subsidiary to guaranty the Obligations;

(ii)           within 10 Business Days (or such longer period as the Agent may agree in its sole discretion) after such request or after the formation or acquisition of a Domestic Subsidiary, furnish to the Agent a description of any new material real and personal properties of the Credit Parties and their respective Subsidiaries in detail reasonably satisfactory to the Agent;

(iii)          within 15 Business Days (or such longer period as the Agent may agree in its sole discretion) after such request, the formation or acquisition of a Domestic Subsidiary or the acquisition of such new property, cause each such Domestic Subsidiary to grant to the Agent, for the benefit of the Agent and Lenders, a security interest in all of such Domestic Subsidiary’s Property to secure its guaranty of Obligations and, furthermore, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries; and each Credit Party and such Domestic Subsidiary shall  execute such documents in form and substance consistent with the Collateral Documents delivered on the Closing Date and otherwise reasonably satisfactory to the Agent (including delivery of all certificates and instruments representing Stock and Stock Equivalents in and of each Subsidiary that is not an Excluded Foreign Subsidiary (other than a First Tier Excluded Foreign Subsidiary)), securing payment of all the Obligations of such Credit Party, under the Loan Documents and constituting Liens in favor of the Agent (or any representative of the Agent designated by it), for the ratable benefit of the Secured Parties, on the Stock and Stock Equivalents of such Credit Party (other than Stock and Stock Equivalents in Borrower) and in its assets; provided, that in no event shall (A) the assets of any Excluded Foreign Subsidiary of a Credit Party be pledged, and (B) if such new property is voting Stock and Stock Equivalents in a First Tier Excluded Foreign Subsidiary, only 65% of such voting Stock and Stock Equivalents shall be pledged in favor of the Agent, for the ratable benefit of the Secured Parties; provided further than any such assets which are real property assets shall be subject to subsection (iv) below;

(iv)          within 30 days (or such longer period as the Agent may agree in its sole discretion) after such request, the formation or acquisition of a Domestic Subsidiary or the acquisition of such new property, take, and cause each other Credit Party to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it), for the ratable benefit of the Secured Parties, valid and subsisting and perfected Liens on all such Credit Party’s property consisting of owned real property with a fair market value in excess of $250,000 enforceable against third parties in accordance with their terms, including the following (in each case, subject to such exceptions as the Agent may agree in its sole discretion):

(A)          deeds of trust, trust deeds and mortgages, as applicable, in form and substance reasonably satisfactory to the Agent and its counsel, together with assignments of leases and rents, duly executed by the appropriate Credit Party securing payment of all of the Obligations of the applicable Credit Parties, under the Loan Documents and constituting Liens on all such properties in favor of the Agent (or any representative of the Agent designated by it), for the ratable benefit of the Secured Parties, together with:

(B)          evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Agent (or any representative of the Agent designated by it), for the ratable benefit of the Secured Parties, and that all filing and recording taxes and fees have been paid,

(C)          fully paid Mortgage Policies in respect to the owned real property subject to the Mortgages in form and substance, with endorsements (to the extent available at customary rates) and in amount reasonably acceptable to the Agent, issued by title insurers reasonably acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Agent may deem necessary or desirable; provided, that all standard survey exceptions shall be deleted from each respective Mortgage Policy on the basis of the survey with respect to such real property delivered pursuant to clause D below,

(D)          upon the request of the Agent in its sole discretion, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days (or such longer period as may be acceptable to the Agent)  before the date of delivery of the Mortgage, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, the location of any easements noted in the Mortgage Policies, parking spaces, rights of way, building set-back lines and other dimensional regulations (each to the extent plottable) and the absence of encroachments, either by such improvements or on to such property, and other defects, which can not otherwise be insured over in the Mortgage Policies, other than encroachments and other defects reasonably acceptable to the Agent or otherwise permitted under the Loan Documents, and

(E)           upon the request of the Agent in its sole discretion, favorable opinions of local counsel (or, in the case of clause (ii), inhouse counsel) for the Credit Parties (i) in states in which the properties subject to the Mortgages are located, with respect to the enforceability of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Agent and (ii) in states in which the Credit Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Credit Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Agent;

(v)           within 60 days (or such longer period as the Agent may agree in its sole discretion) after such request, or the acquisition of a Domestic

Subsidiary (but excluding the formation of a Domestic Subsidiary) or the acquisition of such new property (and without duplication of any opinions delivered to the Agent pursuant to clause (iv) above), deliver to the Agent, upon the reasonable request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent, the Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Agent as to the matters contained in clauses (i) through (iv) above, as to any such guaranties, guaranty supplements, mortgages, pledges, assignments, and security agreements being legal, valid and binding obligations of each Credit Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties in favor of the Agent (or any representative of the Agent designated by it, as applicable), for the ratable benefit of the Secured Parties, as to matters of corporate formalities as the Agent may reasonably request and as to such other matters as the Agent may reasonably request;

(vi)          as promptly as practicable after such request, the formation or acquisition of a Domestic Subsidiary or the acquisition of such new property (and without duplication of any such items delivered to the Agent pursuant to clause (iv) above), deliver or cause such other Credit Party to deliver promptly, as the case may be, upon the reasonable request of the Agent, to the Agent with respect to each parcel of real property owned by the entity (which real property interest has a fair market value in excess of $250,000) that is the subject of such request (not to include any Subsidiary of a Credit Party that is an Excluded Foreign Subsidiary or a Subsidiary of a Credit Party that is held directly or indirectly by an Excluded Foreign Subsidiary), formation or acquisition, title insurance, land surveys and environmental assessment reports, and such other reports as the Agent may reasonably request, each in scope, form and substance reasonably satisfactory to the Agent;

(vii)         upon the occurrence and during the continuance of an Event of Default, with respect to any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time upon the Agent’s request, execute promptly and deliver, or cause such Subsidiary to execute promptly and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Agent may reasonably deem necessary or desirable  in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends in favor of the Agent (or any representative of the Agent designated by it), for the ratable benefit of the Secured Parties; and

(viii)        at any time and from time to time, execute and deliver promptly, or cause such other Credit Party to execute and deliver promptly, as the case may be, following any request therefor by the Agent, any and all further instruments and documents and take all such other action, in each case, as the

Agent may reasonably deem necessary or desirable in perfecting and preserving the Liens created under the mortgages, pledges, assignments, and security agreements described in this Section 5.12.

Notwithstanding the foregoing, Borrower and the other Credit Parties will not be required to take any action to perfect a security interest in any asset where the Agent and Borrower agree the cost of perfection is excessive in relation to the benefit afforded thereby.

5.13        Compliance with Environmental Laws.   Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) comply, and take commercially reasonable steps to cause all lessees and other Persons to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect; (b) obtain and renew all Environmental Permits necessary for its operations and occupation of its properties, except where failure to so obtain and renew would not reasonably be expected to have a Material Adverse Effect; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to materially comply with all Environmental Laws or to address an imminent threat to human health or the environment or to prevent any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves in accordance with GAAP are being maintained with respect to such circumstances or (ii) its failure to undertake any such cleanup, removal, remedial or other action would not reasonably be expected to cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability.

5.14        Further Assurances.  Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly upon request by any Agent, or any Lender through the Agent, (a) correct any material defect or error in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further deeds, certificates, assurances and other instruments as any Agent, or any Lender through the Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Credit Party’s or any of its Subsidiaries’ properties, assets, rights or interests now or hereafter intended to be covered by any of the Collateral Documents to the Liens of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights and Liens granted or now or hereafter intended to be granted to any of the Secured Parties (or any representative designated by the applicable Secured Party) under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Credit Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

5.15        Compliance with Terms of Leaseholds.  Each Credit Party shall, and shall cause each of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agent of any default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

5.16        Cash Management.

(a)           The Borrower shall, and shall cause each Domestic Subsidiary of the Borrower to maintain at all times all deposit accounts and securities accounts of the Borrower or such Domestic Subsidiary only with banks that have executed Control Agreements with the Borrower (or a Domestic Subsidiary) and the Agent, for the ratable benefit of the Secured Parties, in form and substance satisfactory to the Agent; provided that this Section 5.16 shall not apply to (x) payroll, employee benefit and similar accounts or (y) other accounts having an aggregate balance that does not exceed $250,000 at any time for all such other accounts.

(b)           In addition, Borrower shall have set aside and deposited on the Closing Date in a segregated deposit account subject to a Control Agreement not less than $1,400,000 to fund all Satellite Services Fees and shall thereafter withdraw funds from such deposit account solely to fund payments of Satellite Services Fees from time to time.

5.17        Interest Rate Protection.  The Borrower shall ensure that for a period of at least two years no less than 50% of the outstanding principal amount of the Term Loans effectively bears interest at a fixed rate, either by its terms or through the Borrower entering into, as promptly as practicable (and in any event no later than the 120th day after the Closing Date), Rate Contracts reasonably acceptable to the Agent.

ARTICLE VI - NEGATIVE COVENANTS

So long as the Term Loan or other Obligation hereunder or under any other Loan Document (other than Unaccrued Claims) shall remain unpaid or unsatisfied, no Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly:

6.1          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction any financing statement that names such Credit Party or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement or other document or instrument authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following (“Permitted Liens”):

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 4.8(b) and any renewals or extensions thereof; provided, that (i) the property covered thereby is not changed, (ii) the amount of the obligations secured by such Liens is not increased, (iii) none of the Credit Parties or their Subsidiaries shall become a new direct or contingent obligor with respect to the obligations secured by such Liens unless otherwise permitted by this Agreement and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.2(c)(ii);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business with respect to sums that are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which either exist as of the Closing Date or, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under subsection 7.1(h) or securing appeal or other surety bonds related to such judgments;

(i)            Liens securing Indebtedness permitted under subsection 6.2(c)(iv) or (vi); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capital Leases;

(j)            Liens existing on any specific fixed asset at the time of its acquisition thereof by the Borrower or any Subsidiary thereof or existing on property or assets of a Person (other than any Stock and Stock Equivalents in any Person) at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or any Subsidiary Guarantor; provided, that any such Lien was not created in contemplation of such acquisition, merger, consolidation or investment and does not extend to any assets other than the asset acquired by the Borrower or such Subsidiary of the Borrower or the assets of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; and provided, further, that any Indebtedness or other obligations secured by such Liens shall otherwise be permitted under Section 6.2;

(k)           banker’s liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Subsidiaries;

(l)            any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided, that the same (i) do not in any material respect interfere with the business of the Borrower or its Subsidiaries or materially detract from the value of the relative assets of the Borrower or its Subsidiaries and (ii) are subject and subordinate to any Lien on such assets pursuant to the Collateral Documents;

(m)          licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided, that the same (i) do not in any material respect interfere with the business of the Borrower or its Subsidiaries or materially detract from the value of the relative assets of the Borrower or its Subsidiaries and (ii) are subject and subordinate to any Lien on such assets pursuant to the Collateral Documents;

(n)           precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases entered into by the Borrower or its Subsidiaries in the ordinary course of business; and

(o)           other Liens securing obligations outstanding in an aggregate amount not to exceed $500,000; provided, that no such Lien may be granted when any payment Default or any Event of Default shall have occurred and be continuing.

6.2          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           in the case of the Borrower:

(i)            Indebtedness in respect of Rate Contracts designed to hedge against fluctuations in interest rates, and not for speculative purposes, incurred in the ordinary course of business and consistent with prudent business practice or pursuant to Section 5.17; and

(ii)           Indebtedness owed to a domestic Subsidiary Guarantor, which Indebtedness shall (A) be subordinated to the Obligations on terms reasonably satisfactory to the Agent and (B) if evidenced by a promissory note, such promissory note shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Agent pursuant to the terms of the Collateral Documents;

(b)           in the case of any Subsidiary, Indebtedness owed to the Borrower or to a domestic Subsidiary Guarantor; provided, that (i) if such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Agent pursuant to the terms of the Collateral Documents and (ii) in the case of any such Indebtedness of a Subsidiary, if any, that is not a Credit Party, such Indebtedness shall be (A) on terms acceptable to the Agent and (B) in an aggregate amount for all such Subsidiaries not to exceed $1,250,000 at any time outstanding;

(c)           in the case of the Borrower and the Subsidiary Guarantors, without duplication:

(i)            Indebtedness under the Loan Documents;

(ii)           Existing Indebtedness outstanding on the date hereof and listed on Schedule 4.5 and any refinancings, refundings, renewals or extensions of such Existing Indebtedness; provided, that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and the direct and contingent obligors thereof shall not be changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided, further, that the terms relating to amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced;

(iii)          Guarantees of the Borrower or any Subsidiary Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of the Subsidiary Guarantors;

(iv)          Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in subsection 6.1(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,250,000;

(v)           Indebtedness of any Person that becomes a Subsidiary Guarantor after the date hereof in accordance with the terms of Section 6.3(i), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred in contemplation of such Person becoming a Subsidiary);

(vi)          Attributable Indebtedness incurred in Permitted Sale-Leaseback Transactions in an aggregate amount not exceeding $2,500,000 at any time one time outstanding;

(vii)         Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding (no more than $500,000 of which may be secured), incurred at a time when no payment Default or any Event of Default has occurred and is continuing.

6.3          Investments.  Make or hold any Investments, except:

(a)           Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b)           advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           equity Investments of the Borrower in any Subsidiary Guarantor and Investments of any Subsidiary in the Borrower or in another Subsidiary Guarantor;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 6.2;

(f)            Investments existing on the date hereof and set forth on Schedule 6.3(f);

(g)           Investments by the Borrower in Rate Contracts permitted under Section 6.2(a)(i);

(h)           Investments consisting of intercompany debt permitted under subsection 6.2(a)(ii) or 6.2(b);

(i)            Permitted Acquisitions;

(j)            other Investments not exceeding $4,000,000 in the aggregate amount outstanding made at a time when no payment Default or any Event of Default has occurred and is continuing; and

(k)                                 Restricted Payments made as loans or advances to the extent permitted pursuant to the last sentence of Section 6.6.

6.4                               Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Subsidiary may merge with (i) the Borrower; provided, that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided, that when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided, that a Subsidiary Guarantor may make such Disposal only to the Borrower or another Subsidiary Guarantor; and

(c)                                  any Subsidiary which is not a Credit Party may Dispose of all or substantially all its assets to the Borrower or a Subsidiary Guarantor;

provided, however, that in each case, immediately after giving effect thereto, no Default shall have occurred and be continuing.

6.5                               Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of obsolete or worn out property or property no longer used in the business of the Borrower or its Subsidiaries, whether now or hereafter owned or leased, in the ordinary course of business of such Credit Party;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment, software or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to a Subsidiary Guarantor or by the Borrower to a Subsidiary Guarantor;

(e)                                  Dispositions in connection with transactions permitted by Section 6.4 or constituting Investments permitted by Section 6.3 or constituting Restricted Payments permitted by Section 6.6;

(f)                                   cancellations of any intercompany Indebtedness among the Credit Parties;

(g)                                  the licensing of intellectual property to third Persons on customary terms in the ordinary course of business;

(h)                                 (i) the sale, lease, sub-lease, license, sub-license or consignment of personal property of the Borrower or its Subsidiaries in the ordinary course of business, (ii) leases or subleases of real property permitted by clause (a) for which rentals are paid on a periodic basis over the term thereof and (iii) sublicense on customary terms to third parties of the programming rights which the Borrower or its Subsidiaries obtained through licenses of such rights entered into in the ordinary course of business;

(i)                                     the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business consistent with past practice;

(j)                                    sale, exchange or other disposition of cash and Cash Equivalents not prohibited by any of the Loan Documents;

(k)                                 Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.5; provided, (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) shall not exceed $1,250,000 in any fiscal year and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash or Cash Equivalents; and

(l)                                     Dispositions related to Permitted Sale-Leaseback Transactions;

provided, however, that any Disposition pursuant to subsection 6.5(a) through subsection 6.5(k) (other than subsection 6.5(d) and subsection 6.5(e) except to the extent relating to Investments in Persons other than the Borrower and its Subsidiaries) shall in any event be for fair market value; provided, further, that in the event any Disposition otherwise permitted under this Section 6.5 shall consist of a Disposition of Stock and Stock Equivalents in a Subsidiary, such Disposition shall in no event be of less than 100% of such Stock and Stock Equivalents.

6.6                               Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                 each Subsidiary may make Restricted Payments to the Borrower and to other Subsidiaries, ratably according to their respective holdings of the type of Stock and Stock Equivalent in respect of which such Restricted Payment is being made;

(b)                                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Stock and Stock Equivalents of such Person to holders of the Stock and Stock Equivalents thereof, ratably according to their respective holdings of the type of Stock and Stock Equivalent in respect of which such Restricted Payment is being made;

(c)                                  the Borrower may declare and pay the Closing Date Dividend to Borrower Stockholders on the Closing Date;

(d)                                 [intentionally omitted];

(e)                                  the Borrower may declare and directly or indirectly pay cash dividends and distributions to the Borrower Stockholders in any fiscal year provided, (i) no Default shall have occurred and be continuing or would result therefrom, (ii) the Consolidated Leverage Ratio was less than or equal to 2.00 to 1.00, (iii) (x) no such cash dividend or distribution may be paid in excess of $20,000,000 in the aggregate for all such dividends or distributions after the Closing Date and (y) no such cash dividend or distribution may be paid if during the period of twelve months following the proposed payment of such dividend or distribution, the Borrower DIRECTV Agreement would expire, (iv) no such cash dividend or distribution may be paid in any fiscal year until after the Borrower makes the prepayment required by subsection 2.8(e) in such fiscal year, (v) the aggregate amount of such cash dividends and distributions paid in any fiscal year shall not exceed an amount equal to (x) Excess Cash Flow for the preceding year minus (y) the amount of Excess Cash Flow for such preceding year required by subsection 2.8(e) to be applied to the prepayment of the Loans, and (vi) immediately before and immediately after giving pro forma effect to any such payment, the Borrower shall be in compliance with all covenants contained in this Agreement;

(f)                                   the Borrower may reimburse all reasonable out-of-pocket expenses incurred by the Sponsor Group in their monitoring and oversight of the Borrower and its Subsidiaries; and

(g)                                  on one occasion after January 1, 2009, upon at least five (5) Business Days’ prior written notice to the Agent (and once received, the Agent agrees to make such notice available to the Lenders), Borrower may declare and pay a cash dividend or distribution to MVS Multivision and/or Sponsor to be used by MVS Multivision and/or Sponsor, so long as no payment Default or Event of Default shall have occurred and be continuing or would result therefrom, to purchase Stock and Stock Equivalents, warrants, rights or options to acquire such Stock or Stock Equivalents from the directors or senior management of the Borrower (“Management Shares”) in connection with the termination of their employment; provided that the amount of such cash dividend or distribution shall not exceed the lesser of (i) 10% of the sum of Consolidated EBITDA for the trailing twelve months ending as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered to Agent preceding the date of such dividend or distribution or (ii) 50% of the fair market value of all Management Shares then outstanding, determined in a manner reasonably acceptable to Agent (a “Special Management Repurchase Dividend”).

To the extent that the Borrower or its Subsidiaries are permitted to make any Restricted Payment pursuant to this Section 6.6, the same may be made as a loan or advance to the recipient thereof and in such case the amount of such loan or advance shall, until repaid, prepaid, redeemed, acquired or otherwise returned, reduce the amount of Restricted Payments that may be made by the Borrower and its Subsidiaries in respect thereof.

6.7                               Change in Nature of Business.  Engage in any material line of business other than a Permitted Business.

6.8                               Transactions with Affiliates.  Enter into any transaction of any kind with or for the benefit of any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, (a) that the foregoing restriction shall not apply to transactions between or among any the Borrower and any of the Subsidiary Guarantors, (b) in any event, neither the Borrower nor any of its Subsidiaries shall pay any management or similar fees to any Affiliate, (c) that the foregoing restriction shall not apply to (i) reimbursement by the Borrower of the out-of-pocket expenses incurred by the Sponsor Group in their monitoring and oversight of the Borrower and its Subsidiaries, (ii) employment and severance agreements between the Credit Parties and their respective officers and employees in the ordinary course of business, (iii) the payment of customary fees and indemnities to directors, officers and employees of the Credit Parties in the ordinary course of business and (iv) transactions pursuant to the Related Agreements and other agreements in existence on the Closing Date as set forth on Schedule 6.8 or any amendment thereto (in the case of any such amendment, to the extent the same is permitted under the Loan Documents) and (d) it is understood and agreed that Restricted Payments otherwise permitted under subsection 6.6, common equity Investments by the Sponsor Group in Borrower otherwise permitted under this Article VI and the investment banking fees paid in respect of such Investments shall not be deemed to violate this Section 6.8.

6.9                               Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement and any other Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor, to make intercompany loans or advances to the Borrower or any Guarantor or to repay such loans or advances, or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary Guarantor to Guarantee the Obligations or (iii) of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that the foregoing clauses (i) and (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under subsection 6.2(c)(iv) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness nor (B) customary anti-assignment provisions in contracts or leases restricting the assignment thereof; or (b) requires the grant by a Credit Party of a Lien (other than a Lien permitted by Section 6.2) to secure an obligation of such Credit Party if a Lien is granted to secure another obligation of such Credit Party.

6.10                        Financial Covenants.

(a)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio on the last day of the fiscal quarter of the Borrower ending on or after September 30, 2011 to be greater than the ratio set forth below opposite the period in which such day falls:

Four fiscal quarters ending on the date set forth below	Maximum Consolidated Leverage Ratio
September 30, 2011	4.25 to 1.00
December 31, 2011	4.25 to 1.00
March 31, 2012	4.10 to 1.00
June 30, 2012	3.75 to 1.00
September 30, 2012	3.60 to 1.00
December 31, 2012	3.35 to 1.00
March 31, 2013	3.20 to 1.00
June 30, 2013	2.90 to 1.00
September 30, 2013	2.85 to 1.00
December 31, 2013	2.75 to 1.00
March 31, 2014	2.75 to 1.00
June 30, 2014	2.50 to 1.00
September 30, 2014	2.50 to 1.00
December 31, 2014	2.25 to 1.00
March 31, 2015	2.00 to 1.00
June 30, 2015	1.75 to 1.00
September 30, 2015	1.75 to 1.00
December 31, 2015	1.50 to 1.00
March 31, 2016	1.50 to 1.00
June 30, 2016 and the last day of each fiscal quarter thereafter	1.25 to 1.00

(b)                                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio on the last day of the fiscal quarter of the Borrower ending on or after September 30, 2011 to be less than the ratio set forth below opposite the period in which such day falls:

Four fiscal quarters ending on the date set forth below	Minimum Consolidated Interest Coverage Ratio
September 30, 2011	4.65 to 1.00
December 31, 2011	4.65 to 1.00
March 31, 2012	4.75 to 1.00
June 30, 2012	5.00 to 1.00
September 30, 2012	5.25 to 1.00
December 31, 2012	5.50 to 1.00
March 31, 2013	5.60 to 1.00
June 30, 2013	5.60 to 1.00
September 30, 2013	5.65 to 1.00
December 31, 2013	5.65 to 1.00
March 31, 2014	5.75 to 1.00
June 30, 2014	5.75 to 1.00
September 30, 2014	6.00 to 1.00
December 31, 2014	6.00 to 1.00
March 31, 2015	6.00 to 1.00
June 30, 2015	6.25 to 1.00
September 30, 2015	6.25 to 1.00
December 31, 2015	6.50 to 1.00
March 31, 2016	6.75 to 1.00
June 30, 2016	6.75 to 1.00
September 30, 2016	7.00 to 1.00
December 31, 2016	7.25 to 1.00
March 31, 2017	7.50 to 1.00

(c)                                  Pro Forma Basis.  Each of the covenants set forth in this Section 6.10 shall be determined on a Pro Forma Basis.

6.11                        Amendments of Organization Documents.  Amend any of its Organization Documents in a manner that would be materially adverse to the rights or interests of any Agent or any Lender.

6.12                        Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

6.13                        Prepayments, Amendments, Etc. of Indebtedness.  (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except the prepayment of Borrowings in accordance with the terms of this Agreement or (b) amend, modify or change in any manner any term or condition of any Indebtedness listed on Schedule 6.5 (and any refinancings, refundings, renewals or extensions thereof) if such amendment, modification or change would be materially adverse to the rights or interests of any Agent or Lender.

6.14                        Amendment, Etc. of the Material Contracts.  Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof except in accordance with its terms, amend, modify or change in any manner any term or condition of any Material Contract or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract, in any case referred to in this Section 6.14 that would be materially adverse to the rights or interests of the Agent or any Lender.

6.15                        Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture, except to the extent permitted by and subject to Section 6.3.

6.16                        Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts for speculative purposes or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.

6.17                        Formation of Subsidiaries.  Organize or invest in any new Subsidiary except in connection with Investments permitted under Section 6.3 or in compliance with Section 5.12.

ARTICLE VII - EVENTS OF DEFAULT AND REMEDIES

7.1                               Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Credit Parties fails to perform or observe any term, covenant or agreement contained in any of subsection 5.3(a), 5.3(b), 5.3(f), 5.5 (with respect to the preservation of corporate existence of any Credit Parties), 5.11, 5.16(b) or Article VI; or

(c)                                  Other Defaults.  Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection 7.1(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Agent shall have notified the Borrower thereof or if earlier, 30 days after Knowledge thereof; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  Any Credit Party or any of its Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, except in the case of any such payment due at scheduled maturity or by acceleration, such payment is not made within any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) for purposes of this clause (i) of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (which shall include, if applicable, the giving of notice, the lapse of time or both) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Rate Contract an Early Termination Date (as defined in such Rate Contract) resulting from (A) any event of default under such Rate Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Rate Contract) or (B) any Termination Event (as so defined) under such Rate Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Rate Contract) and, in either event, the Swap Termination Value owed by the Credit Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc.  Any Credit Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Credit Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Credit Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered in full by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and such enforcement proceedings are not stayed, by reason of a pending appeal or otherwise, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  An ERISA Event occurs with respect to a Title IV Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Credit Party in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of discharge of such Credit Party in accordance with the terms of the Loan Documents), or purports to revoke, terminate or rescind any Loan Document.

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral Document.  Any Collateral Document after delivery thereof pursuant to subsection 3.1(a) or 5.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral (other than an immaterial portion thereof) purported to be covered thereby, subject to Liens permitted by subsection 6.1; or any Credit Party contests in any manner the validity, perfection or priority of any lien or security interest in the Collateral purported to be covered thereby; except in each case (i) as a result of a sale or other disposition of the applicable Collateral to a Person other than a Credit Party in a transaction permitted under the Loan Documents, (ii) as a result of such Credit Party’s being released from its obligations under and pursuant to the Collateral Documents or (iii) as a result of the Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents actually delivered to it under the Collateral Documents; or

(m)                             Material Contracts.  There shall have occurred a cancellation, termination or non-renewal of any Material Contract which is not replaced by a substantially equivalent Media Contract within 120 days of such cancellation, termination or failure to renew, or there shall have occurred a breach, default, or nonperformance or the receipt by any Credit Party of notice of breach, default, or nonperformance, under any

Material Contract and such breach, default or nonperformance is not cured within 120 days thereof, or

(n)                                 Service Disruption.  The transmitting of the television channel denominated “Cine Latino” or any other programming content either directly or indirectly owned or licensed by the Borrower or related to, used or held for use in connection with the Business or Permitted Business shall cease completely to subscribers in the U.S. at any time for more than ninety-six (96) hours during any period of five (5) consecutive days; or

(o)                                 Pledge of Borrower’s Stock.  Less than all of the Stock and Stock Equivalents of the Borrower is pledged to the Agent, for the benefit of the Secured Parties, as security for the Obligations; or

(p)                                 US Subscribers.  There shall be less than 3,000,000 paying subscribers (commercial or residential) located in United States that are subject to the Media Contracts of the Credit Parties then in effect.

7.2                               Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may,, and shall at the request of the Required Lenders, take any or all of the following actions:

(a)                                 declare all or any portion of the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall forthwith be terminated;

(b)                                 declare any or all of the unpaid principal amount of the Term Loan, any or all interest accrued and unpaid thereon, and any or all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and/or

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law;

provided, however, that upon the occurrence of any event specified in subsections 7.1(f) or 7.1(g) above, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

7.3                               Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4                               Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default under any covenant set forth in subsection 6.10(a) or subsection 6.10(b), any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to the Agent) made to the Borrower after the Closing Date and on or prior to the day that is 10 calendar days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the irrevocable election of the Borrower delivered to Agent in writing, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each consecutive four fiscal quarter period there will be at least two fiscal quarters in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower to be in compliance with such financial covenants, (c) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, pricing and other items governed by reference to Consolidated EBITDA, (d) there shall be no more than four Specified Equity Contributions made in the aggregate after the Closing Date, (e) the proceeds received by Borrower from all Specified Equity Contributions shall be promptly used by Borrower to prepay the Term Loan in the order provided under Section 2.8(f) and (f) so long as any Specified Equity Contribution is included in the calculation of Consolidated EBITDA in a period, any Loans prepaid with the proceeds of such Specified Equity Contribution shall be deemed outstanding for purposes of determining compliance with such financial covenants for such period and for all other purposes under the Loan Documents.

ARTICLE VIII - THE AGENT

8.1          Appointment and Duties.

(a)                                 Appointment of Agent.  Each Lender hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)                                 Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Agent, the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                                  Limited Duties.  Under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in subsection 2.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2                               Binding Effect.  Each Lender agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3                               Use of Discretion.

(a)                                 No Action without Instructions.  The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)                                 Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

8.4                               Delegation of Rights and Duties.  The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VIII to the extent provided by the Agent.

8.5                               Reliance and Liability.

(a)                                 The Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 2.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)                                 None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, the Borrower and each other Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Agent:

(i)                                     shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii)                                  shall not be responsible to Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)                               makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv)                              shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Agent based thereon.

8.6                               Agent Individually.  The Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

8.7                               Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon the Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent or any of its Related Persons.

8.8                               Expenses; Indemnities.

(a)                                 Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)                                 Each Lender further agrees to indemnify the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severably and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Agreement or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final judgment or order.

8.9                               Resignation of Agent.

(a)                                 The Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective.  If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)                                 Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8.10                        Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs the Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)                                 any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 5.13; and

(b)                                 any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 6.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon the occurrence of the Termination Date.

Each Lender hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11                        Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 and the decisions and actions of the Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Agent and the Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE IX - MISCELLANEOUS

9.1                               Amendments and Waivers.

(a)                                 No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by the Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by the Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Agent, do any of the following:

(i)                                     increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));

(ii)                                  postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (other than prepayments pursuant to subsections 2.8(b) through (e);

(iii)                               reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv)                              change the percentage of the Term Loan Commitments or of the aggregate unpaid principal amount of the Term Loan which shall be required for the Lenders or any of them to take any action hereunder;

(v)                                 amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vi)                              discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

(b)                                 No amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent, under this Agreement or any other Loan Document.  No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

9.2                               Notices.

(a)                                 Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Agent to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)                                 Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (iii) if delivered by mail, 3 Business Days after the date deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article II shall be effective until received by Agent.

(c)                                  Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

(d)                                 Notwithstanding anything to the contrary contained in this Section 9.1, the Agent may amend Schedule 2.1 to reflect assignments entered in pursuant to Section 9.9.

9.3                               Electronic Transmissions.

(a)                                 Authorization.  Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                                 Signatures.  Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform

Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                                  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)                                 LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4                               No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5                               Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs to the Agent, (b) each of the Agent and its Related Persons for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (c) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (b) above.

9.6                               Indemnity.

(a)                                 Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final judgment or order.  Furthermore, each of Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities for which it would be liable under the preceding sentence that may be imposed on, incurred by or asserted against any Related Person.

(b)                                 Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7                               Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8                               Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

9.9                               Assignments and Participations; Binding Effect.

(a)                                 This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto, the Agent and each Lender party hereto and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.9), none of the Borrower, any other Credit Party or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)                                 Each Term Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder and all or a portion of its Term Commitments and its rights and obligations with respect to the Term Loans to:

(i)                                     any existing Lender,

(ii)                                  any Affiliate or Approved Fund of any existing Lender or

(iii)                               any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Agent and, as long as no Event of Default is continuing, the Borrower (which acceptances of the Borrower shall be deemed to have been given unless an objection is delivered to the Agent within 10 Business Days after notice of a proposed Sale is delivered to the Borrower); provided, however, that, in the case of any proposed Sale under this clause (iii):

(A)                               it shall not be deemed unreasonable for Borrower to withhold acceptance as to any Person that is a Competitor; and

(B)                               any proposed Sale of a Term Loan at a purchase price of less than 75% of par value shall require that the assignor offer (by way of notice to the Agent and Borrower only) to the Borrower to purchase such Term Loan, and substantially concurrently therewith retire or forgive such purchased Term Loan, on terms no less favorable to the assignor and Borrower as those terms being offered to such assignee (each, an “Offer”) (it being understood and agreed that each assignor in a proposed Sale of a Term Loan that is not required to make an Offer under this clause (B) because the purchase price thereof is not less than 75% of par value shall confirm in writing to Borrower that such assignor is not required to make an Offer under this clause (B) because the purchase price thereof is not less than 75% of par value);

provided, further, however, that neither Borrower’s acceptance under the above clause (A) nor an Offer under clause (B) shall be required, if (x) an Event of Default has occurred and is continuing, (y) such Sale is being made during the primary syndication of the Loans to potential Lenders (which the Borrower has confirmed are not Competitors) identified by the Agent to the Borrower on or prior to the Closing Date: and it being understood and agreed that for all purposes of the above clauses (A) and

(B), Borrower shall be deemed to have given its acceptance to any such Sale under the above clause (A) and shall be deemed to have declined an Offer under the above clause (B) unless the Borrower shall have, by written notice to the Agent, objected to such Sale or accepted such Offer, as the case may be, within 10 Business Days after notice of a proposed Sale is delivered to the Borrower.  For the avoidance of doubt, if any Offer is declined or deemed to be declined hereunder, the Sale giving rise to such Offer may be consummated on the same terms as presented to the Borrower as provided above, whether or not the Borrower shall have consented to such Sale, and in the event that the Sale giving rise to such Offer is consummated, the assignor shall confirm in writing to the Borrower that such offer was consummated on the same or better terms for the assignor as presented to the Borrower;

(it being understood and agreed that, notwithstanding anything to the contrary, neither the Agent nor any of its Related Persons shall have any duty to ascertain or to inquire as to the compliance of any Sale with the provisions hereof, including without limitation, the above clause (A) or clause (B), or the performance or observance of any Person of any such provisions, and neither the Agent nor any of its Related Persons shall be responsible or otherwise incur any liability for any Sale that does not comply with such provisions or for any Person that does not perform any of the required actions or otherwise fail to observe such provisions, and, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Agent or its Related Persons based thereon);

provided, further, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loans and Term Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of the Borrower and the Agent; .

(c)                                  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Agent an Assignment via an electronic settlement system designated by the Agent (or, if previously agreed with the Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or

Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale.  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 9.9 (b) (iii), upon the Agent (and the Borrower, if applicable) consenting to such Assignment (if required), from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)                                 Subject to the recording of an Assignment by the Agent in the Register pursuant to subsection 2.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Term Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)                                  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                                   In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to the Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a).  No party hereto shall institute (and Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

9.10                        Confidentiality.  Each Lender and the Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of Information obtained by it pursuant to any Loan Document, except that such Information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or the Agent, as the case may be, that are advised of the confidential nature of such Information and are instructed to keep such Information confidential, (iii) to the extent such Information presently is or hereafter becomes available to such Lender or the Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio Information that does not identify borrowers, (vii) to current or prospective assignees, SPVs (including the investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 and (viii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.  For the purposes of this Section 9.10, “Information” means all written information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis.

Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark.  Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

9.11                           Set-off; Sharing of Payments.

(a)                                  Right of Setoff.  Each of the Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of the Agent and each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, their Affiliates and the other Secured Parties, may have.

(b)                                 Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Article X and other than pursuant to a Permitted Loan Retirement and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

9.12                           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13                           Severability; Facsimile Signature.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.  Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.

9.14                           Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15                           Independence of Provisions.  The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16                           Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in the preparation of such documents and agreements.

9.17                           No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent and, subject to the provisions of Section 8.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18                           Governing Law and Jurisdiction.

(a)                                  Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b)                                 Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or, to the extent permitted by applicable law, of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, each of Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)                                  Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)                                 Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19                           Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS

WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20                           Entire Agreement; Release; Survival.

(a)                                  THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY OF LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)                                 Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.21                           Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

9.22                           Replacement of Lender.  Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify the Agent and such Affected Lender (or such defaulting or non-consenting Lender, as the case may be) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to the Agent.  In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Term Loan to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.9.  Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

9.23                           Joint and Several.  The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

9.24                           Lender-Creditor Relationship.  The relationship between Agent, each Lender on the one hand, and the Credit Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY

10.1                           Taxes.

(a)                                  Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by Agent or any Lender to deliver the documentation required to be delivered pursuant to clause (f) below.

(b)                                 If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party  shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to the Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under this clause (b), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this clause (b).

(c)                                  In addition, the Borrower agrees to pay, and authorizes the Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrower shall furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof.

(d)                                 The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of the Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, the Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)                                  Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)                                    (i)            Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law,  is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)                                  Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)                               Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Agent.

10.2                           Illegality.  If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a)                                  Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)                                 If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)                                  Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3                           Increased Costs and Reduction of Return.

(a)                                  If any Lender  shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender  of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintain any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender  (with a copy of such demand to the Agent), pay to the Agent for the account of such

Lender additional amounts as are sufficient to compensate such Lender  for such increased costs; provided, that the Borrower shall not be required to compensate any Lender  pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender  notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 If any Lender shall have determined that:

(i)                                     the introduction of any Capital Adequacy Regulation;

(ii)                                  any change in any Capital Adequacy Regulation;

(iii)                               any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)                              compliance by such Lender  (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender  or any entity controlling such Lender  and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans or obligations under this Agreement, then, within thirty (30) days of demand of such Lender  (with a copy to the Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender  (or the entity controlling the Lender )  for such increase; provided, that the Borrower shall not be required to compensate any Lender  pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender  notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

10.4                        Funding Losses.  The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)                                 the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)                                 the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Borrowing or a Notice of Conversion/Continuation;

(c)                                  the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.6;

(d)                                 the prepayment (including pursuant to Section 2.7) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)                                  the conversion pursuant to Section 2.5 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.  Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5                        Inability to Determine Rates.  If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 2.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or a Notice of Conversion/Continuation then submitted by it.  If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6                        Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Agent) of such additional interest from the Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7                        Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

10.8                        Survival.  The agreements and obligations of the Borrower in this Article X shall survive the payment of all other Obligations.

ARTICLE XI -
RESTATEMENT OF ORIGINAL CREDIT AGREEMENT

11.1                        Amendment and Restatement.

(a)                                 Amendment and Restatement; No Novation. On the Closing Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Original Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Original Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original Credit Agreement as amended and restated hereby.  This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Original Credit Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities.

(b)                                 Effect on Original Credit Agreement and on the Obligations.  On and after the Closing Date, (i) the Original Credit Agreement shall be of no further force and effect except as amended and restated hereby and except to evidence (A) the incurrence by any Credit Party of the “Obligations” under and as defined therein (whether or not such “Obligations” are contingent as of the Closing Date), (B) the representations and warranties made by any Credit Party prior to the Closing Date and (C) any action or omission performed or required to be performed pursuant to such Original Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in such Original Credit Agreement) and (ii) the terms and conditions of this Agreement and the Secured Parties’ rights and remedies under the Loan Documents, shall apply to all Obligations incurred under the Original Credit Agreement.

(c)                                  No Implied Waivers.  Except as expressly provided in any Loan Document, this Agreement (x) shall not cure any breach of the Original Credit Agreement or any “Default” or “Event of Default” thereunder existing prior to the date hereof and (y) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.

(d)                                 Reaffirmation of Liens.  Each of the Credit Parties reaffirms the Liens granted pursuant to the Collateral Documents to the Agent for the benefit of the Secured Parties, which Liens shall continue in full force and effect during the term of this Agreement and any renewals or extensions thereof and shall continue to secure the Obligations.

11.2                        Loans Under the Original Credit Agreement.  Each of the Borrowers acknowledges and agrees that as of the Closing Date (i) the outstanding principal amount of the Term Loan under (and as defined in) the Original Credit Agreement equals $19,692,327 and that such Term Loan is continued as a portion of the Term Loan; and (ii) upon the payment of all accrued and unpaid interest as of the Closing Date on all outstanding LIBOR Rate Loans under (and as defined in) the Original Credit Agreement, all such Loans shall be converted into Base Rate Loans as of the Closing Date, unless Borrower has exercised its option to continue all or any portion of any such Loan as a LIBOR Rate Loans by delivering Notice of Conversion/Continuation in accordance with Section 2.6 (it being understood and agreed that no amounts pursuant to Section 10.4 shall be payable in connection with such conversion or continuation).

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CINE LATINO, INC.

By:
Title:

FEIN: 30-0419442

Cine Latino, Inc.
c/o InterMedia Partners
405 Lexington Avenue
New York, NY 10174-0002
Attention: Mark Coleman and Craig Fischer
Fax: (212) 503-2879

Cine Latino, Inc.
c/o InterMedia Partners
2000 Ponce De Leon Blvd
Suite 500
Coral Gables FL 33134
Attention: Sandra Austin
Fax: (305) 421-6389

and

InterMedia Cine Latino, LLC
c/o InterMedia Partners
405 Lexington Avenue
New York, NY 10174-0002
Attention: Mark Coleman and Craig Fischer
Fax: (212) 503-2879

InterMedia Cine Latino, LLC
c/o InterMedia Partners
2000 Ponce De Leon Blvd
Suite 500
Coral Gables FL 33134
Attention: Alan Sokol
Fax: (305) 421-6389

with a copy to:

Gibson, Dunn & Crutcher, LLP
200 Park Avenue, 37th Floor
New York, NY 10166-0193
Attention: Aaron F. Adams
Fax: (212) 351-6245

Address for Wire Transfers:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent and as a Lender

By:
Title:	Its Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
201 Merritt 7, 6th Floor
Norwalk, CT 06851
Attention: Cine Latino Account Manager
Fax No.: 203-956-4336

With a copy to:

General Electric Capital Corporation
201 Merritt 7, 6th Floor
Norwalk, CT 06851
Attention: General Counsel-Telecom, Media and Technology
Fax No.: 203-956-4216

Address for payments:

Deutsche Bank
New York, NY
ABA# 021-001-033
Acct Name: General Electric Capital Corporation
Acct No: 50279791
Ref: CFN9463/Cine Latino, Inc

Schedule 2.1

Term Loan Commitments

Term Loan Commitments

General Electric Capital Corporation	$14,000,000

Royal Bank of Canada	$13,000,000

Sun Life Assurance Company of Canada	$13,000,000

Total	$40,000,000

Schedule MC

Material Contracts

Satellite Affiliation Agreement, as amended by Binding Term Sheet	Cine Latino, Inc. (as successor in interest to MVS Television, S.A. de C.V.) and DISH Network L.L.C.	February 21, 2005 (Binding Term Sheet dated February 21, 2010

Affiliation and License Agreement for DBS Satellite Exhibition and Programming , as amended by the First Amendment to Affiliation Agreement and the Second Amendment to Affiliation Agreement	Cine Latino, Inc. (as successor in interest to MVS Television, S.A. de C.V. (formerly Telerey, S.A. de C.V.) and DIRECTV, Inc.	August 24, 1999 (First Amendment dated Dec. 20, 2004, Second Amendment dated December 18, 2009)